UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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SkyWest, Inc.
(Name of Registrant as Specified In Its Charter)
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SkyWest, Inc.

444 South River Road   ●   St. George, UT 84790

March 25, 2025

Dear Shareholder:

You are invited to attend the virtual Annual Meeting of Shareholders of SkyWest, Inc. scheduled to be held at 10:00 a.m., Mountain Daylight Time on Tuesday, May 6, 2025. Shareholders can access, participate in, and vote at the virtual Annual Meeting at http://www.virtualshareholdermeeting.com/SKYW2025 by using the 16-digit control number included on the proxy card and the instructions accompanying the proxy materials.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by shareholders.

Your vote is very important. Whether you plan to attend the virtual Annual Meeting or not, we urge you to vote your shares as soon as possible. This will ensure representation of your shares at the Annual Meeting if you are unable to virtually attend.

We are pleased to make these proxy materials available over the Internet, which we believe increases the efficiency and reduces the expense of our Annual Meeting process. As a result, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of these proxy materials and our 2024 Annual Report. The Notice contains instructions on how to access those documents over the Internet or request that a full set of printed materials be sent to you. The Notice also gives instructions on how to vote your shares.

We look forward to your attendance at the virtual Annual Meeting.

Sincerely,

James L. Welch

Board Chair

SkyWest, Inc.

444 South River Road   ●   St. George, UT 84790

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

OF SKYWEST, INC.

Date:	Tuesday, May 6, 2025
Time:	10:00 a.m., Mountain Daylight Time (MDT)
Place:	http://www.virtualshareholdermeeting.com/SKYW2025
Agenda:	At the virtual Annual Meeting, shareholders will be asked to vote on the following proposals:
	1.	Election of seven directors of SkyWest, Inc. (the “Company”), to serve until the next Annual Meeting of the Company’s shareholders and until their successors are duly elected and qualified;
	2.	Advisory vote on the Company’s named executive officers compensation;
	3.	Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025;
	4.	The shareholder proposal described in this proxy statement, if properly presented at the Annual Meeting; and
	5.	Transaction of such other business that may properly come before the Annual Meeting and any adjournment thereof.

Who Can Vote:	Shareholders at the close of business on March 6, 2025.
How You Can Vote:	Shareholders may vote during the Annual Meeting, or in advance over the Internet, by telephone, or by mail.

By authorization of the Board of Directors,

James L. Welch

Board Chair

March 25, 2025

Proxy Statement for the

Annual Meeting of Shareholders of

SKYWEST, INC.

To Be Held on Tuesday, May 6, 2025

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

OF

SKYWEST, INC.

TUESDAY, MAY 6, 2025

OVERVIEW

Solicitation

This Proxy Statement, the accompanying Notice of Annual Meeting, proxy card and the Annual Report to Shareholders of SkyWest, Inc. (the “Company” or “SkyWest”) are being mailed on or about March 25, 2025. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting of the Company’s Shareholders to be held on May 6, 2025 at 10:00 a.m., Mountain Daylight Time (the “Meeting”). The Meeting will be held virtually at http://www.virtualshareholdermeeting.com/SKYW2025. The Board is soliciting your proxy in an effort to give all shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides information to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. You are giving the individuals appointed by the Board as proxies (Russell A. Childs and Robert J. Simmons) the authority to vote your shares in the manner you indicate.

Why did I receive more than one notice?

You may receive multiple notices if you hold your shares in different ways (e.g., joint tenancy, trusts, or custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your notice or other voting information from your broker. In any case, you should vote for each notice you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you owned shares of common stock of SkyWest (the “Common Stock”) at the close of business on the record date of Thursday, March 6, 2025.

How many shares of Common Stock may vote at the Meeting?

As of March 6, 2025, there were 40,621,774 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented at the Meeting.

What is the difference between a “shareholder of record” and a “street name” holder?

If your shares are registered directly in your name with Zions First National Bank, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How can I vote at the Meeting?

You may vote during the Meeting by virtually attending the Meeting via the Internet at http://www.virtualshareholdermeeting.com/SKYW2025 and following the instructions there. You may also vote in advance over the Internet, or by telephone, or you may request a complete set of traditional proxy materials and vote your proxy by mail. To vote your proxy in advance of the Meeting using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

How do I attend the virtual Meeting?

Shareholders of record as of March 6, 2025 will be able to attend and participate in the virtual Meeting by following the instructions provided below.

Even if you plan to attend the Meeting, we recommend that you also vote by proxy as described herein so that your vote will be counted if you subsequently decide not to attend the Meeting.

Log in Procedures. To attend the virtual Meeting, visit http://www.virtualshareholdermeeting.com/SKYW2025 to log in and follow the instructions there. To join the Meeting, shareholders will need their unique 16-digit control number which appears on your notice (printed in the box and marked by the arrow) and the instructions that accompanied the proxy materials (if you received a printed copy of the proxy materials). In the event that you do not have a control number, please contact your broker, bank, or other agent as soon as possible and no later than April 22, 2025, so that you can be provided with a control number and gain access to the Meeting.

Access to the Audio Webcast of the Meeting. The live audio webcast of the Meeting will begin promptly at 10:00 a.m., Mountain Daylight Time on May 6, 2025. We encourage shareholders to access the meeting website prior to the start time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the virtual Meeting to allow time for you to log in and test the computer audio system.

Technical Assistance. Beginning 15 minutes prior to the start of and during the virtual Meeting, we will have technicians ready to assist shareholders with any technical difficulties they may have accessing or hearing the Meeting. If you encounter any difficulties accessing the virtual Meeting during the check-in or meeting time, please call the technical support number available on the shareholder login site.

How do I submit questions for the Meeting?

If you wish to submit questions for the Meeting, you may do so until 11:59 p.m. Mountain Daylight Time on May 1, 2025, by logging into www.proxyvote.com and entering your unique 16-digit control number included on your proxy materials. Once past the login screen, click on “Question for Management,” type in your question and click “Submit.”

Questions pertinent to meeting matters will be answered during the question and answer period immediately following the formal business portion of the Meeting. In order to give as many shareholders as possible the opportunity to ask questions, each shareholder will be limited to one question. Questions regarding personal matters, such as employment or service-related issues, or other matters not deemed pertinent to meeting matters or otherwise suitable for discussion at the meeting (in the discretion of the presiding officer at the meeting) will not be answered. Any questions suitable for discussion at the meeting that cannot be answered during the Meeting due to time constraints will be addressed after the meeting in the Investor Relations section of our website, inc.skywest.com. The questions and answers will be available as soon as practical after the Meeting and will remain available until two weeks after posting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of all seven nominees for director.
Proposal 2—FOR the non-binding resolution to approve the compensation of the Company’s named executive officers.

Proposal 3—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

Proposal 4—AGAINST the shareholder proposal described in this proxy statement.

What are my choices when voting?

Proposal 1—You may cast your vote in favor of up to seven individual director nominees. You may vote for less than seven director nominees if you choose. You may also abstain from voting.

Proposals 2, 3, and 4—You may cast your vote in favor of or against each proposal. You may also abstain from voting.

How will my shares be voted if I do not specify how they should be voted?

If you execute the enclosed proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote as recommended by the Board and described previously in this section.

Similarly, shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other financial institution holding shares in street name for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for a particular proposal. Under the rules of various national and regional securities exchanges, the organization that holds your shares in street name has discretionary authority to vote only on routine matters and cannot vote on non-routine matters. The only proposal at the meeting that is considered a routine matter under applicable rules is the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025. Therefore, unless you provide voting instructions to the broker, bank or other financial institution holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the other proposals described in this proxy statement. Please vote your proxy or provide voting instructions to the broker, bank or other financial institution holding your shares so your vote on the other proposals will be counted.

What is the quorum requirement for the Meeting?

Under Utah law and the Company’s Amended and Restated Bylaws, the holders of a majority of the votes entitled to be cast on the matter constitutes a quorum. Therefore, the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Meeting. If you submit a properly executed proxy via the Internet or by telephone or mail, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Meeting for the purpose of determining a quorum. Broker non-votes will also be counted as present for the purpose of determining the presence of a quorum at the Meeting. The inspectors of election will determine whether a quorum is present and will tabulate the votes cast at the Meeting.

What vote will be required to approve each proposal?

Proposal 1 provides that, assuming a quorum is present at the Meeting, the seven director nominees who receive a majority of the votes cast with respect to his or her election will be elected as directors of the Company. This means that the number of shares voted “for” the election of a director must exceed the number of shares voted “against” the election of that director.

Proposals 2, 3 and 4 will be approved if, assuming a quorum is present at the Meeting, the number of votes cast, in person or by proxy, in favor of a particular proposal exceeds the number of votes cast in opposition to the proposal. Proposal 2 is an advisory vote only, and has no binding effect on the Board or the Company.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be deemed as “present” at the Meeting and will be counted for quorum purposes only. Abstentions and broker non-votes, if any, will not count as a vote cast as to any director nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. For purposes of the votes on Proposals No. 2, No. 3 and No. 4 abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the votes on such proposals.

Can I change my vote?

You may revoke your proxy before the time of voting at the Meeting in any of the following ways:

●	by mailing a revised proxy card to the Chief Financial Officer of the Company;
●	by changing your vote on the Internet website;
●	by using the telephone voting procedures; or
●	by attending the Meeting virtually and voting during the Meeting.

Who will count the votes?

Representatives from Zions First National Bank, the Company’s transfer agent, or other individuals designated by the Board, will count the votes and serve as inspectors of election. The Company anticipates using a third-party service, Broadridge Financial Solutions, Inc., to facilitate the voting process. The inspectors of election will be present at the Meeting.

Will there be a list of shareholders entitled to vote at the Meeting?

Yes, the Company will make a shareholders’ list as of the close of business on March 6, 2025 available for inspection upon request at the Company’s principal office at 444 South River Road, St. George, Utah 84790, beginning two business days after the date of this Proxy Statement continuing through the Meeting and any meeting adjournments thereof. Such list will also be available during the Meeting on the online portal.

Who is soliciting these proxies and who will pay the cost of this proxy solicitation?

The Company will pay the costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock. The solicitation of proxies may be supplemented by telephone, facsimile, Internet and personal solicitation by directors, officers and other employees of the Company, but no additional compensation will be paid to such individuals. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a base fee of approximately $30,000, plus out-of-pocket expenses.

How are proxy materials being delivered?

The Company is pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to most of its shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and the Company’s 2024 Annual Report to Shareholders. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of the Company’s proxy materials, including this Proxy Statement, the 2024 Annual Report to Shareholders and a form of proxy card or voting instruction card. All shareholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. The Company believes this process will allow it to provide its shareholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of seven directors. All directors serve a one-year term and are subject to re-election each year. The seven nominees for election at the Meeting are listed below.

●	James L. Welch, Chairman
●	Russell A. Childs
●	Smita Conjeevaram
●	Derek J. Leathers
●	Meredith S. Madden
●	Ronald J. Mittelstaedt
●	Keith E. Smith

All of the nominees are currently serving as a director of the Company, and all of the nominees have consented to be named as a nominee. Shareholders voting in person or by proxy at the virtual Meeting may only vote for seven nominees. If, prior to the Meeting, any of the nominees becomes unable to serve as a director, the Board may designate a substitute nominee. In that event, the persons named as proxies intend to vote for the substitute nominee designated by the Board.

The Board and the Nominating and Corporate Governance Committee believe that each of the following nominees possesses the experience and qualifications that directors of the Company should possess, as described in detail below, and that the experience and qualifications of each nominee compliments the experience and qualifications of the other nominees. The experience and qualifications of each nominee, including information regarding the specific experience, qualifications, attributes and skills that led the Board and its Nominating and Corporate Governance Committee to conclude that he or she should serve as a director of the Company at the present time, in light of the Company’s business and structure, are set forth on the following pages.

Voting

Assuming a quorum is present at the Meeting, each of the seven director nominees who receive a majority of the votes cast with respect to his or her election will be elected as directors of the Company. This means that the number of shares voted “for” the election of a director must exceed the number of shares voted “against” the election of that director.

The Board Recommends That Shareholders Vote FOR All Seven Director Nominees.

James L. Welch

Age: 70	Director Since: 2007	Committees: Chairman of the Board; Member of the Nominating and Corporate Governance Committee

Principal Occupation: Retired CEO of YRC Worldwide Inc. (“YRC Worldwide”)

Experience: From July 2011 until his retirement in July 2018, Mr. Welch served as the CEO of YRC Worldwide, a provider of global, national and regional ground transportation services. From 2008 to July 2011, Mr. Welch served as the President and CEO of Dynamex, Inc., a provider of same-day transportation and logistics services in the United States and Canada. During 2007 and 2008, he served as Interim CEO of JHT Holdings, a holding company of multiple enterprises engaged in automotive transport and management services. From 2000 to 2007, Mr. Welch served as the President and CEO of Yellow Transportation, an international transportation services provider.

Mr. Welch holds a Bachelor of Science degree from West Texas A&M and received the Distinguished Alumni Award in 2014.

The Board nominated Mr. Welch, in part, due to his over 40 years of public company senior executive experience in the transportation sector, including extensive experience working with labor. Mr. Welch also contributes to the Board valuable practical experience in the operation of large enterprises.

Other Directorships: Mr. Welch currently serves on the Board of Schneider National.

Russell A. Childs

Age: 57	Director Since: 2016	Committees: None

Principal Occupation: Chief Executive Officer (“CEO”) and President of the Company and its subsidiaries

Experience: Mr. Childs was named CEO of the Company effective January 1, 2016, and has served as President of the Company since 2014. He is responsible for the holding company’s operating entities and all commercial activities. He joined the Company in 2001 and became Vice President – Controller later that year. He served as the President and Chief Operating Officer of SkyWest Airlines, Inc. (“SkyWest Airlines”) from 2007 to 2014. Mr. Childs earned his bachelor's degree in Economics and master's degree in Accounting from Brigham Young University. Prior to joining the Company, Mr. Childs was a certified public accountant employed by a public accounting firm.

The Board nominated Mr. Childs, in part, because it recognizes Mr. Childs’ critical role in delivering value to all Company stakeholders, as well as noting the importance of the Company's CEO serving on the Board, as he is the one closest to the Company's day-to-day operations and is able to communicate the Board’s expectations, advice and encouragement to the Company’s nearly 15,000 employees.

Other Directorships: Mr. Childs currently serves as Chair of the Federal Reserve Bank of San Francisco, as the Intermountain Health Desert Region Board Vice Chair, the Chair of the Regional Airline Association, and the Chair of the NextGen Advisory Committee of the Federal Aviation Administration (FAA).

Smita Conjeevaram

Age: 64	Director Since: 2021	Committees: Member of the Audit Committee; Member of the Compensation Committee; Member of the Safety and Compliance Committee

Principal Occupation: Retired CFO of the Fortress Investment Group's Credit Hedge Funds

Experience: Ms. Conjeevaram holds over 25 years in finance and nearly a decade of experience at two of the Big 4 worldwide accounting firms, including PricewaterhouseCoopers LLP. In her most recent operational role, Ms. Conjeevaram served as Deputy CFO of Fortress Investment Group’s Credit Funds and CFO of the Fortress Investment Group’s Credit Hedge Funds.

The Board nominated Ms. Conjeevaram, in part, because of her refined global business and financial expertise, as well as her experience in growth management.

Other Directorships: Ms. Conjeevaram currently serves as a director of SS&C Technologies, Inc. (“SSNC”), McGrath Rentcorp (“MGRC”), and WisdomTree Investments, Inc. (“WETF”). At SSNC she is the Audit Committee Chair, at MGRC she is a member of the Audit Committee and Chair of the Nominating and Governance committee and at WETF she is the Board Chair and is a member of the Compensation Committee.

Derek J. Leathers

Age: 55	Director Since: 2024	Committees: Member of the Audit Committee; Member of the Nominating and Corporate Governance Committee; Member of the Safety and Compliance Committee

Principal Occupation: Chairman and Chief Executive Officer of Werner Enterprises, Inc. (“Werner”)

Experience: Mr. Leathers has over 30 years of experience in the transportation and logistics industry, and 25 of those years have been at Werner. Throughout his tenure at Werner, Mr. Leathers has held integral executive management roles leading multiple organizational service offerings, including the establishment and development of Werner’s Mexico cross-border operations, oversight for the asset operating group and leading the launch of Werner Global Logistics, which encompassed transportation management and freight movement within intermodal, ocean, air and brokerage.

Mr. Leathers holds an economics degree from Princeton University.

The Board nominated Mr. Leathers, in part, due to his experience as Chairman and Chief Executive Officer of a public company and his 30 years of experience in the transportation sector, including extensive experience working with labor.

Other Directorships: Mr. Leathers currently serves as the Chairman of Werner, as the Chairman of the American Transportation Research Institute, is on the Executive Committee for the American Trucking Associations, is on the Executive Board of the Omaha Chamber of Commerce, is on the Executive Committee for United Way of the Midlands and is a Board of Trustee for Creighton University. Mr. Leathers is also the Founder and National Director of PlaySmart, a non-profit organization that helps youth realize their academic and life potential through sports.

Meredith S. Madden

Age: 51	Director Since: 2015	Committees: Chair of the Safety and Compliance Committee; Member of the Compensation Committee; Member of the Nominating and Corporate Governance Committee

Principal Occupation: Chief Executive Officer of The NORDAM Group LLC (“NORDAM”)

Experience: Ms. Madden was appointed CEO of NORDAM in 2011. Headquartered in Tulsa, Oklahoma, NORDAM is one of the world’s premier family-owned aerospace providers of composite structures and engineered solutions, employing nearly 2,500 stakeholders across multiple facilities in North America, Europe and Asia Pacific.

Ms. Madden joined NORDAM in 1999, and progressed through a series of roles in operations, sales, and strategic market planning; vice president of Global Sales and Marketing; vice president of the Repair Group; chief operating officer, overseeing all repair and manufacturing operations in the United States, Europe and Asia; and president of NORDAM. Prior to her NORDAM career, she was a senior consultant on mergers and acquisitions, corporate recovery services and financial advisory in global finance.

Ms. Madden holds an MBA from the University of Chicago, and a Bachelor of Science in business administration and finance from the University of Notre Dame.

The Board nominated Ms. Madden, in part, because of her expertise and strategic insights related to aircraft maintenance vendor planning. Additionally, Ms. Madden has extensive expertise working with international maintenance service providers.

Other Directorships: Ms. Madden currently serves on the board of NORDAM, Somnigroup International Inc. and is an Emeritus Member of the Board of the Smithsonian National Air and Space Museum.

Ronald J. Mittelstaedt

Age: 61	Director Since: 2013	Committees: Chair of the Compensation Committee; Member of the Audit Committee; Member of the Nominating and Corporate Governance Committee; Member of the Safety and Compliance Committee

Principal Occupation: President and Chief Executive Officer and Director, Waste Connections, Inc. (“Waste Connections”)

Experience: Mr. Mittelstaedt has served as the President and Chief Executive Officer of Waste Connections since April 2023, a company he founded in 1997. From July 2019 to April 2023, he served as Executive Chairman. He previously served as its Chair and CEO from its formation in 1997 to July 2019. He has also served as a director of Waste Connections since 1997. Under Mr. Mittelstaedt’s leadership, Waste Connections has become the third largest company in the North American solid waste and recycling industry, employing more than 25,000 people nationwide, and is traded on the New York Stock Exchange and Toronto Stock Exchange. Mr. Mittelstaedt is an independent director for Pye-Barker, Inc., the largest commercial fire suppression install and maintenance company in the United States. Mr. Mittelstaedt also established the RDM Positive Impact Foundation in 2004 to improve the lives of underprivileged and at-risk children. Prior to his career in waste management, he spent three years in the air freight industry. Mr. Mittelstaedt holds a bachelor’s degree in Business Economics from the University of California – Santa Barbara.

The Board nominated Mr. Mittelstaedt, in part, because of his expertise in making large capital equipment decisions, extensive experience working with diverse employee and other groups in various geographic regions and a history of developing an organizational culture of strong work ethics. Mr. Mittelstaedt also contributes to the Board his insight as an experienced CEO of a publicly traded company, which the Board has found valuable in its deliberations.

Other Directorships: Mr. Mittelstaedt currently serves on the board of Waste Connections and serves as an independent director of Pye-Barker Fire & Safety, LLC.

Keith E. Smith

Age: 64	Director Since: 2013	Committees: Chair of the Audit Committee; Chair of the Nominating and Corporate Governance Committee; Member of the Compensation Committee

Principal Occupation: President and CEO of Boyd Gaming Corporation (“Boyd Gaming”)

Experience: Mr. Smith is President, CEO and a director of Boyd Gaming, one of the nation’s leading casino entertainment companies, with 29 operations in 11 states and more than 16,000 employees. Mr. Smith is an industry veteran with more than 35 years of gaming experience. He joined Boyd Gaming in 1990 and held various executive positions before being promoted to Chief Operating Officer in 2001. In 2005, Mr. Smith was named President and elected as a director of Boyd Gaming and in 2008 he assumed the role of CEO. The common stock of Boyd Gaming is traded on the New York Stock Exchange.

Mr. Smith holds a bachelor’s degree in Accounting from Arizona State University. He served as Chair of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from 2012 to 2014. He served as Chair of the American Gaming Association and the Nevada Resort Association. He served as Vice Chair of the Las Vegas Convention and Visitors Authority from 2005 to 2011.

The Board nominated Mr. Smith, in part, due to his diverse experience in investing in, financing, and managing capital assets and real properties in various geographic regions. Mr. Smith also has extensive experience in leading and directing a large group of diverse employees. Mr. Smith’s accounting training and experience and his service as Chair of the Los Angeles Branch of the Federal Reserve Bank of San Francisco also enable him to provide valuable service as the Chair of the Audit Committee and to the Compensation Committee and Nominating and Corporate Governance Committee.

Other Directorships: Mr. Smith currently serves as a director of Boyd Gaming.

EXECUTIVE OFFICERS

In addition to Russell A. Childs, the CEO and President of the Company, whose biographical information is set forth above, the following individuals serve as executive officers of the Company or its operating subsidiaries as of March 25, 2025.

Robert J. Simmons

Age: 62Title: Chief Financial Officer

Mr. Simmons is the Chief Financial Officer of the Company. He is responsible for the areas of information technology, human resources, risk management and benefits, finance, accounting, treasury and investor relations for the Company and its subsidiaries.

From 2009 until his appointment as SkyWest’s Chief Financial Officer in March 2015, Mr. Simmons served as a Partner with Bendigo Partners, LLC. (“Bendigo Partners”), a privately held firm focused on technology-based financial services as private equity investors and operational consultants. In his role with Bendigo Partners, he was responsible for portfolio management. He previously served as Chief Financial Officer as well as Corporate Treasurer for E*TRADE Financial Corporation. He has more than 30 years of finance and treasury experience in various leadership positions at companies including Oracle, Lenovo (formally Iomega), and Bank of America.

Mr. Simmons holds a master’s degree in business administration, with an emphasis in finance from the Kellogg Graduate School of Management at Northwestern University, and graduated magna cum laude with a bachelor’s degree in international business from Brigham Young University.

Wade J. Steel

Age: 49Title: Chief Commercial Officer

Mr. Steel is the Chief Commercial Officer of the Company. He is responsible for the Company’s contractual relationships with American Airlines, Inc. (“American”), Delta Air Lines, Inc. (“Delta”), United Airlines, Inc. (“United”) and Alaska Airlines, Inc. (“Alaska”), development of new business opportunities with network airlines, financial planning, fleet management and maintenance. He also plays a vital role in the strategic planning and development opportunities of the Company.

Mr. Steel was initially employed with the Company in March 2007 as Director of Financial Planning and Analysis and was appointed to serve as Vice President – Controller for SkyWest Airlines in 2011. From May 2014 until his appointment as Chief Commercial Officer of the Company in March 2015, he served as the Executive Vice President and acting Chief Financial Officer of the Company, with responsibility for the areas of finance, treasury, investor relations and information technology for the Company and its subsidiaries. Prior to joining the Company, Mr. Steel was employed by a public accounting firm.

Mr. Steel holds bachelor’s and master’s degrees in accounting from Brigham Young University and is a member of the American Institute of Certified Public Accountants. He sits on the board of Contour Airlines and Saint George Regional Hospital.

Greg S. Wooley

Age: 59Title: Executive Vice President Operations

Mr. Wooley is the Executive Vice President Operations of SkyWest Airlines. He is responsible for oversight of all aspects of SkyWest Airlines’ operations, including safety, flight operations, operations control center, inflight, airport operations and customer service. He also oversees SkyWest Airline’s operational relationships with American, Delta, United and Alaska.

Mr. Wooley was initially employed with the Company in September 2019 as Vice President – Airport Operations until his appointment to serve as Executive Vice President Operations of SkyWest Airlines in October 2020. Prior to joining

SkyWest Airlines, Mr. Wooley held various leadership positions at ExpressJet Airlines, including Vice President – Flight Operations since 2016. He has more than 26 years of aviation experience in leadership positions in airport services, in-flight and maintenance training and standards, as well as, overseeing flight operations and regulatory compliance. His years of experience make him uniquely suited for this role and have provided him with immense knowledge of the day-to-day operations of an airline.

Mr. Wooley holds a degree in aviation management.

Eric J. Woodward

Age: 53Title: Chief Accounting Officer

Mr. Woodward is the Chief Accounting Officer of the Company. He is responsible for the oversight of the Company’s financial accounting practices, internal controls and reporting to the Securities and Exchange Commission.

Mr. Woodward was employed in various other capacities with the Company from April 2004 until April 2007 and served as the Company’s Vice President – Controller from April 2007 until May 2011, when he was appointed to serve as Chief Accounting Officer of the Company. He is a certified public accountant and was employed by a public accounting firm prior to joining the Company.

Mr. Woodward holds a bachelor’s and master’s degree in accounting from the University of Utah, and is a member of the American Institute of Certified Public Accountants and Utah Association of Certified Public Accountants.

Dale T. Hansen

Age: 56Title: General Counsel and Corporate Secretary

Mr. Hansen is the General Counsel and Corporate Secretary of the Company. Prior to joining the Company, Mr. Hansen was a partner at Parr Brown Gee & Loveless, P.C. in Salt Lake City, Utah specializing in airline related matters from August 1998 to February 2025.

Mr. Hansen holds significant airline industry experience, including aircraft acquisition and lease financing, maintenance agreements, and general operations with respect to U.S. and Canadian air carriers. Following law school, Mr. Hansen clerked for the Honorable Edith H. Jones, U.S. Court of Appeals, Fifth Circuit in Houston Texas (1995-1996). He previously served as an adjunct professor at Brigham Young University Law School, where he taught courses on tax and advising closely held businesses.

Mr. Hansen holds a bachelor’s degree in history from Brigham Young University and a juris doctorate degree, having graduated summa cum laude, from the J. Reuben Clark Law School in Provo, Utah.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines and periodically reviews and ratifies those guidelines, including most recently on February 4, 2025. The Corporate Governance Guidelines can be accessed at the Company’s website, inc.skywest.com. Please note, however, that the information contained on the Company’s website is not incorporated by reference in, or considered part of, this proxy statement.

The Corporate Governance Guidelines supplement the Company’s Amended and Restated Bylaws and the charters of the Board’s committees. Certain matters identified in the Company’s Corporate Governance Guidelines are described below.

Director Independence

At a minimum, the Board will have a majority of directors who meet the criteria for independence as required by The Nasdaq Global Select Market.

Director Qualifications

Criteria for Membership

The Company’s Nominating and Corporate Governance Committee is responsible for annually reviewing with the Board the desired skills and characteristics of directors, as well as the composition of the Board as a whole.

Terms and Limitations

All directors currently stand for election each year. The Board does not believe it should establish a limit on the number of times that a director may stand for election.

Retirement

Directors are required to submit their resignation from the Board when their term expires upon reaching the age of 75 years old. The Board will accept the resignation unless the Nominating and Corporate Governance Committee recommends otherwise, considering industry expertise and a continuation of value the Board anticipates such Director will provide to the Company. Directors generally will not be nominated for election following their 75th birthday.

Ownership of Company Stock

Directors are required to own shares of Common Stock having a value equal to at least five times the cash component of their annual base compensation.

Director Responsibilities

General Responsibilities

The basic responsibility of directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders.

Oversight of Management

The Board is responsible for encouraging the Company’s management to effectively implement policies and strategies developed by the Board, and to provide dynamic leadership of the Company.

Board Meetings and Materials

Frequency of Meetings

The Board has four regularly scheduled meetings per year. As determined necessary by the Board and in order to address the Company’s needs, special meetings of the Board, including telephonic meetings, are convened from time to time.

Meeting Responsibilities

Absent extraordinary circumstances, directors of the Company should attend all Board meetings, meetings of the committee(s) on which they serve and shareholder meetings. The Board Chair is responsible for establishing the agenda for each Board meeting. Each director is free to suggest the inclusion of items on the agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting.

Executive Sessions of Independent Directors

The Company’s independent directors meet in executive session regularly, generally quarterly.

Director Compensation

The form and amount of director compensation is determined by the Board based on general principles established on the Nominating and Corporate Governance Committee’s recommendation. These principles are in accordance with the policies and principles set forth in the Nominating and Corporate Governance Committee’s charter and are intended to be consistent with rules established by The Nasdaq Global Select Market, including those relating to director independence and to compensation of Audit Committee members.

CEO Evaluation and Management Succession

The Nominating and Corporate Governance Committee conducts an annual review to assess the performance of the Company’s CEO. The Nominating and Corporate Governance Committee communicates the results of its review to the other directors in a meeting that is not attended by the CEO. The directors of the Company, excluding the CEO, review the Nominating and Corporate Governance Committee’s report to assess the CEO’s leadership in the long and short term, as well as the Company’s long-term succession plans.

Annual Evaluations

The Board conducts an annual evaluation to determine if the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee solicits comments from all of the Company’s directors and reports annually to the Board with an assessment of the Board’s performance. Each of the Board’s standing committees conducts an annual evaluation to assess the performance of the applicable committee.

Review and Access to Guidelines

The Nominating and Corporate Governance Committee reviews the Company’s Corporate Governance Guidelines at least annually, then, as it deems appropriate, recommends amendments to the Board.

Board Tenure and Experience

The Board recognizes that its current members have served on the Board for various tenures, with the shortest tenure of the current Board members being less than one year and other directors having served for more than 10 years. Our Board believes that the Board represents a balance of industry, technical and financial experiences, which provide effective guidance and oversight to management. Our governance policies reflect our belief that directors should not be subject to term limits. While term limits could facilitate fresh viewpoints and ideas, we believe they are offset by the disadvantage of causing the loss of directors who over a period of time have developed insight into our strategies, operations, and risks and continue to provide valuable contributions to board deliberations.

Accordingly, while director tenure is taken into consideration when making nomination decisions, the Board believes that imposing mandatory limits on director tenure would unnecessarily deprive it of the valuable contributions of its most experienced members. Nonetheless, the Board strives to add new directors to infuse new ideas and fresh perspectives in the boardroom. In the past ten years, four new directors have joined the Board, with the latest, Mr. Leathers, joining the Board in 2024.

Additionally, the Board has entered into a consulting arrangement with former director Steven F. Udvar-Hazy, pursuant to which Mr. Udvar-Hazy attends board meetings and provides advisory services. Mr. Udvar-Hazy is extremely knowledgeable of the Company’s operations and opportunities, having served as a director of the Company for more than 35 years, and he is recognized as one of the leading experts in the aviation industry.

Board Diversity

The Board considers board diversity broadly, not merely with regard to race, gender, or national origin, but also with regard to general background, geographical location, differences of viewpoint, experience, education, skills and other qualities or attributes that contribute to Board diversity. The Board believes that ethnic, gender and cultural diversity among its members provides value and is important. In considering a potential new candidate, the Board considers whether the candidate would increase the Board’s ethnic, gender or cultural diversity. The consideration of diversity permeates all discussions of the Nominating and Corporate Governance Committee. Additionally, on an annual basis, as part of the Board’s self-evaluation process, the Board assesses whether the mix and diversity of board members is appropriate.

Board Leadership Structure and Director Independence

The Board does not have a formal policy as to whether the roles of Board Chair and CEO should be combined or separated. The responsibility of the CEO is to oversee the day-to-day execution of the Company’s business strategy. The Board Chair is responsible for effectively leading the Board in providing oversight and direction to the Company's management. This separation of the roles of Board Chair and CEO allows for greater oversight of the Company by the Board. Currently, Mr. Welch serves as Board Chair and Mr. Childs serves as the CEO. The Board believes that such separation allows Mr. Childs to focus his time and energy on managing the Company’s business on a day-to-day basis, while having the Board Chair devote his time and attention to matters of Board oversight. Accordingly, the Board has determined that the Company’s Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company.

The Company is committed to independent Board oversight. Pursuant to the Company’s Corporate Governance Guidelines, all of the Company’s directors (other than Mr. Childs), meet the standards of independence applicable to the Company. The Board’s independent oversight function is enhanced by the fact that the Audit, Compensation, Nominating and Corporate Governance and Safety and Compliance Committees are comprised entirely of independent directors.

The Board believes no single leadership model is right for all companies at all times. The Board recognizes that, depending on the circumstances, other leadership models may be appropriate. The independent directors and the Nominating and Corporate Governance Committee regularly review the Company’s leadership structure and, depending on the Company’s needs and the available resources, the Board may modify the Company’s existing leadership structure.

Communications with the Board

Shareholders and other interested parties may communicate with one or more directors or the non-management directors as a group in writing by regular mail. The following address may be used by those who wish to send such communications by regular mail:

Board of Directors or Name of Individual Director(s)
c/o Chief Financial Officer
SkyWest, Inc.
444 South River Road
St. George, UT 84790

Code of Ethics

The Company has adopted a Code of Ethics for Directors and Senior Executive Officers (the “Code of Ethics”), which is available on the Company’s website, inc.skywest.com. The Code of Ethics includes the following principles related to the Company’s directors and executive officers:

●	Act ethically with honesty and integrity;
●	Promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and other public communications;
●	Comply in all material respects with laws, rules and regulations of governments and their agencies;
●	Comply in all material respects with the listing standards of the stock exchange where the shares of Common Stock are traded;
●	Respect the confidentiality of information acquired in the course of performing work for the Company, except when authorized or otherwise legally obligated to disclose the information;
●	Do not use confidential information of the Company for personal advantage or for the benefit of acquaintances, friends or relatives; and
●	In order to avoid the appearance that any Company employee is trading on inside information, not engage in speculative trading such as short sales or trade in puts, calls, or other options on the Company’s or its affiliates’ stock, and not purchase or use, directly or indirectly, financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities.

A copy of the Code of Ethics is posted to the Company’s website at inc.skywest.com. Copies of the Code of Ethics will be provided to any shareholder upon written request to Robert J. Simmons, Chief Financial Officer of the Company, 444 South River Road, St. George, Utah 84790, Telephone: (435) 634-3200. The Company will promptly disclose any waivers of, or amendments to, certain provisions of the Code of Ethics on its website.

Policies Against Hedging and Pledging of Company Stock

Pursuant to the Company’s Code of Ethics, in order to avoid the appearance that any Company employee is trading on inside information, Company officers and directors are prohibited from engaging in speculative trading such as short sales or trading in puts, calls, or other options on our stock or the stock of our affiliates, and are likewise prohibited from purchasing or using, directly or indirectly, financial instruments that are designed to hedge or offset any decrease in the market value of our securities.

In addition, the Company’s insider trading policy expressly prohibits all directors, officers and employees from purchasing or using, directly or indirectly, financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities. Pledging the Company’s securities as collateral to secure loans is also prohibited.

Insider Trading Policy

The Company has insider trading policies and procedures applicable to its directors, officers and employees, and has implemented processes from the Company that it believes are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. It is our policy to comply with U.S. insider trading laws and regulations, including with respect to transactions in our own securities.

Risk Oversight

The Board and its committees are involved in overseeing risk associated with the Company and its operations. The Board and the Audit Committee monitor the Company’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the Company’s independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks, legal and ethical compliance programs and related-party transactions. The Board and the Nominating and Corporate Governance Committee monitor the Company’s governance and succession risk by regular review with management and outside advisors. The Board and the Compensation Committee monitor CEO succession and the Company’s compensation policies and related risks by regular reviews with management and the Compensation Committee’s outside advisors. The Board and the Safety and Compliance Committee monitor management’s administration of airline flight operations safety and compliance with safety regulations. The Board also oversees the Company’s risk management strategy related to environmental and social issues, including with respect to matters such as climate change.

Whistleblower Hotline

The Company has established a whistleblower hotline that enables employees, customers, suppliers and shareholders of the Company and its subsidiaries, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Code of Ethics.

Environmental, Social, Governance (“ESG”)

ESG Governance and Oversight

The full SkyWest Board maintains responsibility for the oversight of climate risk and strategy. The Board reviews and evaluates the executive management team’s climate risk assessment and strategy at least annually, and developing ESG matters quarterly. In addition, the Safety and Compliance committee maintains oversight over applicable climate-related operational risk and receives safety briefings semi-annually. Board direction and feedback is used by executive management in evaluating risk and establishing strategies.

For more information about our efforts in these areas, please refer to our 2025 ESG Report, which we intend to publish and make available on the Investor Relations section of our website during the first half of 2025.

Environmental Strategy

As the largest regional airline in the United States, we are committed to operating in an environmentally responsible manner; complying with all environmental laws and regulations; using natural resources efficiently; preventing pollution, where possible, and if not possible, then establishing mitigation programs to minimize environmental impact; engaging with external stakeholders to discuss commercially viable solutions to reduce emissions; and collaborating with our major airline partners in their decarbonization goals. In 2024, we increased the number electric aircraft pushbacks and baggage tugs we deployed at airport locations we serve and enhanced our climate risk evaluation, assessment, and disclosures under the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD) frameworks and reporting standards. We also continued to invest in our fleet, by adding new, larger regional jets that have a more efficient carbon footprint per Available Seat Mile (ASM) than our older 50-seat jet fleet.

Social Strategy

We are a dedicated people-first organization, providing various avenues to enhance the quality of life for our customers, employees, and communities. We know that if we take good care of our employees, they will take good care of our customers, which will result in value returned to our shareholders. SkyWest employs a workforce with a wide array of backgrounds, work styles, and talents. Recognizing, appreciating, and incorporating these unique qualities and contributions is critical to our success. Operating this way stimulates creative solutions and innovation, helps us attract top talent, and supports our mission to be the employer, investor, and partner of choice. SkyWest believes that all people, regardless of their background, should have an opportunity to achieve their career aspirations. SkyWest benefits in many ways from our commitment to inclusion, including attracting top talent, encouraging creativity, and providing exceptional service for our passengers. We seek to reflect inclusion in our culture, practices, and relationships inside and outside the company. We continue building on those foundations through a number of efforts across every spectrum of the employee experience, including hiring, training, employee recognition, and career growth and development.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholders' meetings. The Board met four times during 2024. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served during the year ended December 31, 2024, as well as the Company's Annual Meeting of Shareholders held on May 7, 2024.

Committees of the Board

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities: (1) Audit, (2) Compensation, (3) Nominating and Corporate Governance and (4) Safety and Compliance. The Board may, from time to time, establish or maintain additional committees as the Board deems necessary or appropriate. All the standing committees are comprised solely of non-employee, independent directors under the rules of the Securities and Exchange Commission and The Nasdaq Global Select Market listing standards. Each committee acts under a written charter setting forth its responsibilities and duties. Charters for each committee are available on the Company’s website, inc.skywest.com, and are also available in print, free of charge, upon request. Requests for a printed copy of any committee charter should be submitted to Eric J. Woodward, Chief Accounting Officer of the Company, at 444 South River Road, St. George, Utah 84790.

The table below shows the current membership for each of the standing Board committees:

Nominating and Corporate
Audit	Compensation	Governance	Safety and Compliance
Keith E. Smith*	Ronald J. Mittelstaedt*	Keith E. Smith*	Meredith S. Madden*
Smita Conjeevaram	Smita Conjeevaram	Derek J. Leathers	Smita Conjeevaram
Derek J. Leathers	Meredith S. Madden	Meredith S. Madden	Derek J. Leathers
Ronald J. Mittelstaedt	Keith E. Smith	Ronald J. Mittelstaedt	Ronald J. Mittelstaedt
James L. Welch
*	Committee Chair

Audit Committee

The Audit Committee met eight times during the year ended December 31, 2024. The Board has determined that Mr. Keith E. Smith, Chair of the Audit Committee, is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s responsibilities, which are discussed in further detail in its charter, include the responsibility to:

●	Establish and implement policies and procedures for review and approval of the appointment, compensation and termination of the independent registered public accounting firm;
●	Review and discuss with management and the independent registered public accounting firm the audited financial statements of the Company and the Company’s financial disclosure practices;
●	Pre-approve all audit and permissible non-audit fees;
●	Provide oversight of the Company’s internal auditors;
●	Hold meetings and executive sessions periodically with the Company’s independent registered public accounting firm, the Company’s internal auditors and management to review and monitor the adequacy and effectiveness of the Company’s financial reporting, internal controls and risk assessment and compliance with Company policies;
●	Review the Company’s consolidated financial statements and related disclosures;

●	Review with management and the Company’s independent registered public accounting firm and approve disclosure controls and procedures and accounting principles and practices; and
●	Perform other functions or duties deemed appropriate by the Board.

Additional information regarding the Audit Committee’s processes and procedures is addressed below under the heading “Report of the Audit Committee.”

Compensation Committee

The Compensation Committee met three times during the year ended December 31, 2024. The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:

●	In consultation with the Company’s senior management, establish the Company’s general compensation philosophy and oversee the development and implementation of the Company’s compensation programs;
●	Recommend to the Board or approve, the base salary, incentive compensation and any other compensation for the Company’s CEO and review and approve the CEO’s recommendations for the compensation of all other officers of the Company;
●	Administer the Company’s incentive and stock-based compensation plans, and discharge the duties imposed on the Compensation Committee by the terms of those plans;
●	Review and approve any severance or termination payments proposed to be made to any current or former officer of the Company;
●	Prepare and issue the report of the Compensation Committee required by the rules of the Securities and Exchange Commission; and
●	Perform other functions or duties deemed appropriate by the Board.

Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed below under the Heading “Compensation Discussion and Analysis.” The report of the Compensation Committee is set forth on page 41 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Ronald J. Mittelstaedt, Smita Conjeevaram, Meredith S. Madden and Keith E. Smith served as members of the Compensation Committee during the year ended December 31, 2024. None of the individuals who served on the Compensation Committee during the year ended December 31, 2024 was an officer or employee of the Company in 2024 or any time prior thereto. None of the members of the Compensation Committee during the year ended December 31, 2024, had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act. None of the executive officers of the Company served as a member of the Compensation Committee or of any similar committee of any other company whose executive officer(s) served as a director of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times during the year ended December 31, 2024. The Nominating and Corporate Governance Committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:

●	Develop qualifications and criteria for selecting and evaluating directors and nominees;
●	Consider and propose director nominees;
●	Make recommendations to the Board regarding Board compensation;
●	Make recommendations to the Board regarding Board committee memberships;
●	Develop and recommend to the Board corporate governance guidelines;
●	Facilitate an annual assessment of the performance of the Board and each of its standing committees;
●	Consider the independence of each director and nominee for director; and
●	Perform other functions or duties deemed appropriate by the Board.

Nomination Process

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder recommendations for candidates to serve as directors of the Company on the same basis as recommendations received from any other source. In evaluating those recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described below. Any shareholder wishing to recommend a candidate for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as a director. This information should be addressed to the Board Chair, 444 South River Road, St. George, Utah 84790.

As contemplated by the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board at least annually. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating and Corporate Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Nominating and Corporate Governance Committee’s perceptions about future issues and needs. Among the factors the Nominating and Corporate Governance Committee considers, which are outlined in the Corporate Governance Guidelines, are independence, background, age, skills, integrity and moral responsibility, policy-making experience, ability to work constructively with the Company’s management and directors, capacity to evaluate strategy and reach sound conclusions, availability of time and awareness of the social, political and economic environment.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through various means, including current directors, professional search firms, shareholder recommendations or other referrals. Candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. All director nominee recommendations which are properly submitted to the Nominating and Corporate Governance Committee are aggregated and considered by the Nominating and Corporate Governance Committee at a meeting prior to the issuance of the proxy statement for the next annual meeting of shareholders. Any materials provided by a shareholder in connection with the recommendation of a director candidate are forwarded to the Nominating and Corporate Governance Committee, which considers the recommended candidate in light of the director qualifications discussed above. The Nominating and Corporate Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a candidate who is not proposed by a shareholder. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Nominating and Corporate Governance Committee has, on occasion, engaged professional search firms to assist in identifying qualified candidates for Board service. When such firms have been engaged, the Nominating and Corporate Governance Committee has utilized their services principally for the purpose of identifying and screening potential candidates and conducting background research; however, the members of the Nominating and Corporate Governance Committee, as well as other directors of the Company, have conducted interviews with prospective candidates and have performed other functions in completing the nomination process.

Safety and Compliance Committee

The Safety and Compliance Committee met twice during the year ended December 31, 2024. The responsibilities of the Safety and Compliance Committee, which are discussed in detail in its charter, include the responsibility to:

●	Review and make recommendations to the Board addressing airline flight operations, safety and compliance with safety regulations;
●	Periodically review with the Company’s management, and such advisors as the Safety and Compliance Committee deems appropriate, aspects of flight operations, safety and compliance with safety regulations; and
●	Monitor and provide input with respect to management’s efforts to create and maintain a safety culture within the Company’s operations.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information regarding the Company’s executive compensation objectives, principles, practices and decisions as they relate to the following named executive officers of the Company (the “Named Executives”) for 2024:

●	Russell A. Childs, CEO and President of the Company and its operating subsidiary, SkyWest Airlines (the “Chief Executive”);
●	Robert J. Simmons, Chief Financial Officer of the Company and its operating subsidiary, SkyWest Airlines;
●	Wade J. Steel, Chief Commercial Officer of the Company and its operating subsidiary, SkyWest Airlines;
●	Greg S. Wooley, Executive Vice President Operations of SkyWest Airlines; and
●	Eric J. Woodward, Chief Accounting Officer of the Company and its operating subsidiary, SkyWest Airlines.

This compensation discussion and analysis provides narrative perspective to the tables and disclosure in the tables following this section.

Current Year Performance

During 2024, the Company strategically deployed its capital and other resources through several initiatives to improve stakeholder value and position the Company for long-term profitability and cash generation, including the following:

●	Reduced the Company’s total debt by $337.7 million, or 11.1%, from $3.0 billion at December 31, 2023 to $2.7 billion as of December 31, 2024. The Company’s outstanding debt, net of cash and marketable securities, was $1.9 billion as of December 31, 2024, which is lower than the December 31, 2023 amount of $2.2 billion and the December 31, 2019 pre-COVID amount of $2.5 billion.
●	Used $43.3 million to repurchase 0.6 million shares of the Company’s common stock at an average price of $74.94 per share. The Company’s combined 2023 and 2024 share repurchase activity resulted in the repurchase of 22.1% of the Company’s December 31, 2022 outstanding shares of common stock.
●	Secured an agreement with United Airlines to place 40 used CRJ550 aircraft under contract, with in service dates scheduled starting in the fourth quarter of 2024 through 2026. The Company also reached a multi-year contract extension with American Airlines that allows for a total of 74 CRJ700s under agreement.
●	Took delivery of 20 partner-financed and five SkyWest-financed E175 aircraft under long-term capacity purchase agreements with the Company’s major airline partners during 2024.
●	Significantly improved the Company’s captain staffing, resulting in higher utilization of the Company’s fleet and a 13.3% increase in block hours compared to 2023.
●	Generated $692.5 million of cash flow from operations during the 2024 year and ended 2024 with $801.6 million in cash and marketable securities, notwithstanding using $452.9 million towards principal debt payments, $43.3 million for stock repurchases and $194.6 million in capital expenditures, net of proceeds from the issuance of long-term debt.
●	Improved value for shareholders by increasing stock price by 92% from a closing price of $52.20 on December 29, 2023 to a closing price of $100.13 on December 31, 2024. The Company’s 2024 performance followed a stock price increase during 2023 of 146% from a closing price of $16.51 on December 30, 2022 to a closing price of $52.20 on December 29, 2023.

These accomplishments not only improved the Company’s performance in 2024, but the Board believes the Company’s accomplishments in 2024 and continued efforts in 2025 will position the Company for improved financial performance in 2025 and future years.

Compensation Objectives and Principles

The overall objective of the Company’s executive compensation programs is to create long-term value for the Company’s shareholders by attracting and retaining talented executives that effectively manage the Company in a manner that is consistent with the long-term interest of shareholders.

Accordingly, the executive compensation program incorporates the following principles:

●	The overall compensation package should encourage long-term focus and shareholder value creation;
●	A significant amount of total compensation should be incentive-based, and should correlate rewards with the Company’s financial performance, as well as the achievement of operational objectives;
●	Compensation should be competitive with other airlines and similar types of transportation or logistics businesses in order to attract and retain talented executives;
●	Compensation should be based upon individual responsibility, leadership ability and experience; and
●	Compensation should not encourage the taking of undue risk that could cause material harm to the Company.

CARES Act Limitations on Compensation

During 2020 and 2021, the Company entered into Payroll Support Program (“PSP”) Agreements with the U.S. Treasury that provided SkyWest certain payroll support relief payments during the COVID pandemic. Under the terms of the PSP Agreements, SkyWest became subject to various restrictions and obligations, including certain limitations on executive compensation (“CARES Act Limitations”). On April 2, 2023, SkyWest was no longer subject to executive compensation limitations under the PSP Agreements.

Accordingly, in May 2023, SkyWest provided all employees whose compensation was previously limited by the CARES Act, including the Named Executive Officers, with new opportunities to earn compensation that approximated the amount of compensation that was capped by the PSP Agreements. This opportunity to earn a make-whole for previously capped compensation is described further in the section below titled 2023 Performance Awards and the amounts earned by Named Executive Officers in 2023 and 2024 are included in the Summary Compensation Table.

The Compensation Setting Process

Role of the Compensation Committee. The Compensation Committee has responsibility for establishing and monitoring the executive compensation programs and for making decisions regarding executive compensation. The Chief Executive regularly attends the Compensation Committee meetings, and the Compensation Committee also meets regularly in executive sessions. The Chief Executive is not present for deliberations by the Compensation Committee regarding his compensation. The Compensation Committee recommends the Chief Executive’s compensation to the Board, which then reviews and approves the Compensation Committee’s recommendation, unless the Compensation Committee is required to approve such compensation under applicable law. The Compensation Committee also considers the recommendations of the Chief Executive with respect to compensation of the other Named Executives, and after reviewing such recommendations, determines their compensation. The Compensation Committee also monitors, administers and approves awards under the various incentive compensation plans for all levels within the Company, including awards under the Company’s annual cash incentive plan and Amended and Restated 2019 Long-Term Incentive Plan (the “2019 Plan”).

Role of Consultants. During 2024, the Company and the Compensation Committee received advice from Frederic W. Cook & Co., Inc. (“F.W. Cook”) with respect to executive compensation. The Company and the Compensation Committee retained F.W. Cook and after conducting an evaluation using the factors established by the Securities and Exchange Commission and The Nasdaq Global Select Market, the Compensation Committee determined that F.W. Cook is independent and that there is no conflict of interest resulting from the engagement of F.W. Cook during 2024. The Compensation Committee has sole authority to retain and dismiss external compensation consultants.

Industry Compensation Data. The Compensation Committee evaluates data regarding the executive compensation programs of other air carriers, as well as other transportation and logistics companies, in order to determine the competitiveness of the Company’s executive compensation programs. The Compensation Committee performs such a review in the third quarter of each year, which includes a review of the executive compensation levels and practices at peer companies where SkyWest was above the median in enterprise value. The August 2023 review was used to set 2024 compensation levels, which are generally set in the first quarter of each year based on the prior year’s analysis. The August 2024 review was used to guide the Compensation Committee in setting 2025 executive compensation decisions.

The peer group companies used in the August 2023 review included Air Transport Services Group, Inc., Alaska Air Group, Inc., Allegiant Travel Company, ArcBest Corporation, Atlas Air Worldwide Holdings, Inc., Daseke, Inc., Forward Air Corporation, Frontier Group Holdings, Inc., Hawaiian Holdings, Inc., Hub Group, Inc., JetBlue Airways Corporation, Kirby Corporation, Knight-Swift Transportation Holdings, Inc., Landstar System, Inc., Matson, Inc., Saia, Inc., Schneider National, Inc., Spirit Airlines, Inc., Werner Enterprises, Inc. and Yellow Corporation. In August 2024, for setting 2025 executive compensation, Atlas Air Worldwide Holdings, Inc. and Yellow Corporation were removed from the peer group companies used in the review.

Compensation Determination. The Compensation Committee relies on its judgment in making compensation decisions in addition to reviewing relevant information and results. When setting total compensation for each of the Named Executives, the Compensation Committee reviews information showing the Named Executive’s current compensation, including base pay, annual cash incentive objectives, long-term, equity-based compensation objectives, and deferred compensation retirement funding. The executive compensation procedures and the Compensation Committee assessment process takes into account this individual information, as well as the industry compensation data described above, company performance, the results of the most recent say-on-pay vote, performance expected in the current and upcoming years, as well as such other factors as the Compensation Committee determines are appropriate. The Compensation Committee has the sole discretion to award compensation and make adjustments to awards based on its review of relevant information and other unusual or non-recurring items.

The Company does not target specific pay levels and uses the peer company market data for context. The

Company’s directors rely upon their judgment in making compensation decisions, after reviewing the factors described above. Competitive compensation paid by other companies is one of the many factors that the Company considers in assessing the reasonableness of compensation and the Company does not attempt to maintain a certain target percentile within a peer group. In 2024 the salary levels of Named Executive Officers were below the median of the peer group. The Committee generally strives to maintain annual total direct compensation opportunities below the median of similar positions in the peer group. However, the compensation program included one-time supplemental short-term and long-term performance cash opportunities granted in May 2023 (the “2023 Cash Performance Awards”) that were intended to allow our Named Executives to earn a portion of the compensation that had been capped while the Company was subject to the CARES Act Limitations between 2020 and 2023. This additional compensation is viewed as being for a period prior to 2024 but is reported in the 2024 Summary Compensation Table. The Named Executives’ compensation for 2024 returned to prior practice without regard to these 2023 Cash Performance Awards and remained below the median of the peer group as validated by the F.W. Cook compensation study in August 2024, except that Mr. Steel was slightly above the median to ensure internal equity and compensation parity. Target total direct compensation in 2025 has also been set according to the philosophy historically maintained by the Company as disclosed in accordance with the methodology set forth in the Summary Compensation Table.

The Company strives to achieve the optimal mix of long-term equity incentive awards and cash payments to achieve its objectives. The Company’s mix of compensation elements is designed to reward recent results, align compensation with shareholder interests and fairly compensate executives through a combination of cash and equity incentive awards.

Compensation Committee Consideration of Shareholder Advisory Vote. At the Company’s Annual Meeting of Shareholders held in May 2024, the Company submitted the compensation of its named executive officers to the Company’s shareholders in a non-binding vote. The Company’s executive compensation program received the support of more than 98% of votes cast. The Compensation Committee considered the results of the 2024 vote and views the outcome as evidence of positive shareholder support of its executive compensation decisions and policies.

The Compensation Committee continued to review and refine the Company’s executive compensation program during 2024 in an effort to align the compensation of the Named Executives with financial and stock price performance. The Compensation Committee will continue to review comparable company information and future shareholder voting results, including the voting results with respect to “Proposal 2—Advisory Vote on Named Executive Compensation” described in this Proxy Statement, and determine whether to make any changes to the Company’s executive compensation program in light of such data and voting results.

Elements of Compensation

The Company’s executive compensation objectives and principles are implemented through the use of the following principal elements of compensation, each discussed more fully below:

●	Salary
●	Annual Cash Incentive
●	Long-Term Incentive Awards
●	2023 Cash Performance Awards (as described below)
●	Retirement and Other Benefits

The compensation components for each Named Executive for 2024 are more fully described in the following paragraphs.

Salary. Salary is provided with the objective of paying for the underlying role and responsibility associated with the Named Executive’s position, which the Compensation Committee believes allows the Company to attract and retain qualified executives. The Named Executives’ salaries are set at levels that the Compensation Committee believes are generally competitive with the compensation paid to officers in similar positions at other airlines. Salary adjustments are considered annually and influenced by growth of the Company’s operations, individual performance, changes in responsibility, changes in cost of living, the philosophy about fixed versus performance-based compensation, and other factors. For year-over-year comparability purposes, a portion of the Named Executives 2023 base salaries were subject to the CARES Act Limitations and received the following increases to their base salary for 2024 over the respective 2023 base salary: Mr. Childs was provided a $48,125 increase, or 9%. Mr. Simmons was provided a $45,625 increase, or 12%. Mr. Steel was provided a $49,375 increase, or 13%. Mr. Wooley was provided a $28,000 increase, or 12%. Mr. Woodward was provided a $27,625 increase, or 12%. The salaries of the Named Executives actually earned for the applicable year are set forth in the Summary Compensation Table immediately following this section. The salaries of all Named Executives in 2024 remained below a median salary level for similar positions in our peer group, with the CEO’s salary below the 25th percentile.

Annual Cash Incentive. In an effort to encourage achievement of the Company’s objectives, an annual performance-based cash incentive plan is maintained for the Named Executives. The combination of salary and annual cash incentives is intended to result in a cash compensation package for each Named Executive that, when performance objectives are met, falls within market standards as determined by the Compensation Committee. Our Named Executives’ target annual cash opportunities from salary and the annual cash bonus program remain below the median of the peers and the other regional and major air carriers in the Company’s peer group, and there was no increase to the target annual cash incentive opportunity for any of our Named Executives for 2024.

The purpose of the annual cash incentive program is to reward the Named Executives with an annual cash incentive in an amount that correlates (i) in part, to one or more financial objectives achieved for the year; and (ii) in part, to the achievement of one or more specific operational objectives during the year. The 2024 target annual cash incentive opportunity was 110% of salary for Mr. Childs, 80% of salary for Messrs. Simmons, Steel, and Wooley, and 60% of salary for Mr. Woodward, and their potential annual cash incentive opportunity was allocated by the Compensation Committee for the Named Executives between the applicable financial and operational objectives. The differing percentages for the Named Executives are due to differing entity level responsibilities.

2024 Corporate Performance Objectives. For 2024 annual incentive purposes, the Compensation Committee determined that adjusted pre-tax earnings would be the financial objective, that controllable completion and controllable on-time departures would be the operational objectives, and that ESG initiatives completed during the 2024 year would be a third objective. These are viewed as value drivers for shareholders that are also in the control of the executive team through their financial and operating decisions and leadership. In the case of Messrs. Childs, Simmons, Steel, Wooley and Woodward, the applicable pre-tax earnings objective, controllable completion objective and controllable on-time departure objective were based on the pre-tax earnings and controllable completion of the entire Company and the Company’s performance for ESG initiatives were based on a qualitative assessment by the Compensation Committee.

●	2024 Financial Objective. In setting the 2024 adjusted pre-tax earnings objective, the Compensation Committee considered both the planned 2024 budget, as well as the level of adjusted pre-tax earnings that would reflect strong performance and generate shareholder value.
●	2024 Operational Objectives. A portion of the Named Executives’ annual cash incentives is based on achievement of operating objectives established at the start of the year. The Compensation Committee believes the use of operating objectives allows for consideration of operating execution and achievements that may not be reflected by corporate financial performance. For 2024, the Compensation Committee determined that the operational objectives would be tied to both controllable completion and controllable on-time departures. Controllable completion is the percentage of completed scheduled flights over which SkyWest Airlines had control, excluding cancelled flights due to uncontrollable factors such as weather.

Controllable on-time departures is the percentage of flights departing the gate at or before scheduled departure time over which SkyWest Airlines had control, excluding delayed flights due to uncontrollable factors such as weather.
●	2024 ESG Objective. A portion of the Named Executives’ annual cash incentives is based on achievement of ESG initiatives completed during the 2024 year. The Compensation Committee believes the use of an ESG objective allows for consideration of environmental and social achievements reasonably under the control of the Company given its contractual agreements with its major airline partners that may not be reflected by corporate financial performance. The performance was assessed on the Company’s successful expansion of electric ground service equipment at airports where the Company provides ramp services and additional disclosures under the TCFD and SASB frameworks, which reflects meaningful ESG initiatives the Company can perform when considering the Company’s capacity purchase agreements with its major airline partners.

The Compensation Committee established threshold, target and maximum objectives for each of the financial and operational objectives. At threshold performance achievement, the Named Executives were able to earn 50% of their target annual incentive, while the maximum performance allowed by the Named Executives to earn 200% of their target annual incentive.

At year-end, the Compensation Committee reviewed the adjusted pre-tax earnings, operating performance for the year and ESG initiatives completed during the year and determined the extent to which the applicable objectives were met. The actual amount of the cash incentive payment for each Named Executive is determined by the Compensation Committee based on the Company’s achievement of the foregoing objectives and the actual cash incentives paid for 2024 were based on the pre-established 2024 cash incentive formula.

The table below includes the “threshold,” “target” and “maximum” objectives assigned by the Compensation Committee for the corporate performance measures for 2024 and the 2024 performance relative to those objectives for the Named Executives (dollars in millions).

	2024 Annual Cash Incentive Objectives						Weighted
	Threshold	Target	Maximum	Achieved	Payout	Weight	Payout
SkyWest, Inc.
Adjusted Pre-Tax Earnings ($ millions) (1)	$245.0	$305.0	$345.0	$387.2	200.0%	65.0%	130.0%
Operating Objective – Controllable Completion (2)	99.5%	99.7%	99.8%	99.9%	200.0%	20.0%	40.0%
Operating Objective – Controllable On-time Departures (3)	82.0%	85.0%	88.0%	88.8%	200.0%	5.0%	10.0%
ESG Initiatives (4)	Qualitative Assessment by the Board			170.0%	170.0%	10.0%	17.0%
Total Annual Cash Incentive Results (% of Target)							197.0%
(1)	The Company achieved GAAP pre-tax earnings of $432.1 million in 2024. For purposes of the 2024 annual incentive plan payouts, the Company’s GAAP pre-tax earnings for 2024 were adjusted for deferred revenue recognized during 2024 and an increase in unbilled revenue during 2024. See Appendix A to this proxy statement on page 72 for a reconciliation of the Company’s adjusted pre-tax earnings to the most directly comparable financial measure prepared in accordance with GAAP.
(2)	Controllable completion is the percentage of completed scheduled flights over which SkyWest Airlines had control, excluding cancelled flights due to uncontrollable factors such as weather.
(3)	Controllable on-time departures is the percentage of flights departing the gate at or before scheduled departure time over which SkyWest Airlines had control, excluding delayed flights due to uncontrollable factors such as weather.
(4)	The ESG incentive metric is intended to measure the Company’s progress in meeting its objectives related to its environmental, social, and governance initiatives for 2024, with potential achievement up to 200% at the maximum achievement level. The Board determined the Company achieved above target and below maximum based on the

Company’s progress in 2024 towards increasing its electric ground equipment deployed at airports SkyWest provides ramp services, and additional climate risk assessment and disclosures recommended under the TCFD and SASB frameworks.

If the achieved results relative to a performance objective were between two achievement levels, “threshold,” “target” and “maximum”, the earned achievement was determined by linear interpolation between the applicable achievement levels.

The corresponding annual cash incentive payments earned for each Named Executive based on performance during the year ended December 31, 2024, are set forth below, and were based on the Named Executive’s salary as of December 31, 2024.

	Target Annual Cash Incentive (% of Salary)	Target Annual Cash Incentive ($)	Total Annual Cash Incentive Results (% of Target)	Total Annual Cash Incentive (Based on Results) ($)
Russell A. Childs	110.0%	$654,500	197.0%	$1,289,365
Robert J. Simmons	80.0%	$340,000	197.0%	$669,800
Wade J. Steel	80.0%	$340,000	197.0%	$669,800
Greg S. Wooley	80.0%	$210,400	197.0%	$414,488
Eric J. Woodward	60.0%	$157,800	197.0%	$310,866

Amount of 2024 Performance-Based Annual Cash Incentives. The total annual performance-based cash incentive amounts earned by the Named Executives for 2024 are included in the amounts shown in the Summary Compensation Table below under the caption heading “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Awards. The Company generally grants long-term incentive awards, in the form of restricted stock units and/or performance shares, to the Named Executives annually. Long-term incentive awards are made to encourage the Named Executives to continue their engagement with the Company throughout the vesting periods of the awards and to align management and shareholder interests. In making awards to the Named Executives, the grant size and the appropriate mix of equity-based awards are considered. The Compensation Committee generally grants long-term incentive awards at its first meeting of each year. Long-term incentive awards generally vest only if the Named Executive remains employed by the Company for three years from the date of grant. The three-year cliff-vesting schedule is to assist with retaining Named Executives and to encourage the Named Executives to focus on the Company’s long-term performance. Equity incentive awards granted during 2024 accelerate vesting under certain circumstances, as described in the section Potential Payments upon Termination or Change in Control.

2024 Long-term Incentive Awards. Each Named Executive’s 2024 long-term incentive award was allocated between performance shares (70%) and time-based restricted stock units (30%). The Compensation Committee established the annual targeted long-term incentive award amounts to provide our Named Executives with competitive target total compensation when combined with the salary and target bonus that was at or below the median (Mr. Childs’ award was at a level that was below the 25th percentile).

For 2024, the total annual targeted long-term incentive grant value was $3,167,000 for Mr. Childs, $1,112,000 for Mr. Simmons, $1,112,000 for Mr. Steel, $673,000 for Mr. Wooley and $390,000 for Mr. Woodward.

The 2024 long-term incentive awards were made pursuant to the Company’s 2019 Plan, as shown in greater detail below and in the table labeled “Grants of Plan Based Awards.”

The following table summarizes the 2024 performance share awards granted to the Named Executives.

	Time Vesting Awards	Performance Share Awards
	Number of Restricted Stock Units	“Target” Performance Shares (1)(2)
Russell A. Childs	15,953	37,224
Robert J. Simmons	5,599	13,065
Wade J. Steel	5,599	13,065
Greg S. Wooley	3,388	7,906
Eric J. Woodward	1,964	4,583
(1)	Number of performance shares if 100% of target is achieved, although the threshold earnout is 50% of target and the maximum earnout is 200% of target.
(2)	The “target” value at grant was converted into a "target" number of performance shares based on the share price on the grant date of $59.57. Please see the Summary Compensation Table below for the aggregate grant-date fair value of these awards, computed in accordance with ASC Topic 718.

2024 Restricted Stock Units. Restricted stock units were 30% of each Named Executive's 2024 long-term incentive compensation. The restricted stock units awarded to a Named Executive entitle the Named Executive to receive a designated number of shares of Common Stock upon completion of a three-year vesting period, measured from the date of grant. Until the vesting date, none of the shares underlying the restricted stock units are issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his restricted stock units unless and until those restricted stock units vest. The purpose of the restricted stock unit component is to support continued employment through volatile economic and stock market conditions, to manage dilution overhang, and to align officers’ interests with maintaining shareholder value already created as well as future value creation. The Compensation Committee believes this approach mitigates the incentive for Named Executives to take unnecessary risks and helps retain the Named Executives’ expertise through continued employment.

2024 Performance Share Awards. Performance shares were 70% of each Named Executives’ 2024 long-term incentive compensation. The corporate objectives for the 2024 performance share awards for each Named Executive were based on Company-wide performance, with no subsidiary-level objectives, in order to encourage a collective focus on the creation of long-term value for the Company’s shareholders. Under the 2024 performance share awards, the Company’s performance against established performance metrics will be measured against objectives established for each of 2024, 2025 and 2026, with the resulting number of “earned” shares eligible to vest on December 31, 2026, subject to continued employment through that date. The 2024 performance share award performance metrics are based on free cash flow, adjusted operating income before depreciation and amortization (“adjusted EBITDA”), controllable completion, and controllable on-time departures for each of the performance years. For purposes of the 2024 performance share awards, free cash flow was defined as the Company's adjusted EBITDA less non-aircraft capital expenditures. Until the vesting date, the shares underlying the 2024 performance share awards are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. (Adjusted EBITDA and free cash flow are non-GAAP measures. See Appendix A to this proxy statement on page 72 for a reconciliation of adjusted EBITDA and free cash flow to the most directly comparable financial measure prepared in accordance with GAAP.)

The Compensation Committee’s philosophy for setting performance share targets is to set target awards that reflect reasonable operating and financial performance considering industry conditions and internal expectations, with maximum earnout targets that should be difficult for the Named Executives to achieve without performance that is considered outstanding. For the 2024 performance share awards, the Compensation Committee established threshold, target and maximum performance levels for each of the four corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 33% to pre-established goals set for each year, and then for each years’ performance, 40% to the free cash flow objective, 30% to the adjusted EBITDA objective,

20% to the controllable completion objective and 10% to the controllable on-time departures objective in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 200% (for maximum performance), with performance in between such levels determined by interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). The maximum earnout of 200% target was set lower than the 250% maximum allowed by the 2022 and 2023 performance shares to recognize that the limits on compensation imposed by the CARES program were no longer relevant and it was beneficial to revert back to a market maximum earnout. The Compensation Committee will evaluate and certify the final performance results for purposes of the 2024 performance share awards. In determining the degree to which the corporate objectives have been attained, the Company’s performance will be adjusted for unusual or non-recurring items.

As a result of 2024 performance relative to the objectives, in February 2025, the Compensation Committee determined that the overall achievement percentage for the 2024 performance period of the 2024 performance share awards was 200% of target based on formulaic results compared to the goals set at grant, which percentage achievement will be included in the final determination of the vesting of these performance share awards following the end of the three-year performance period (see Appendix A to this proxy statement on page 72 for a reconciliation of certain 2024 non-GAAP financial measures used to calculate the achievement levels described below for the most directly comparable financial measures prepared in accordance with GAAP, including adjusted EBITDA and free cash flow):

				Achieved
2024 Performance Period for Award granted in 2024	Threshold	Target	Maximum	Performance
Free Cash Flow (1)	$534	$574	$594	$637
Adjusted EBITDA (2)	$734	$774	$794	$820 (5)
Controllable Completion (3)	99.6%	99.7%	99.8%	99.9%
Controllable On-Time Departures (4)	82.0%	85.0%	88.0%	88.8%
(1)	Free cash flow means the Company’s adjusted EBITDA less non-aircraft capital expenditures. The free cash flow metric had a 40% weight for 2024. See Appendix A to this proxy statement on page 72 for a reconciliation of the Company’s free cash flow to the most directly comparable financial measure prepared in accordance with GAAP.
(2)	EBITDA was adjusted in 2024 for the deferred revenue on fixed cash payments received under capacity purchase agreements that was excluded from the goal targets. The adjusted EBITDA metric had a 30% weight for 2024. In addition, adjusted EBITDA achievement levels for 2024 are subject to adjustment by a captain attrition modifier; specifically, the adjusted EBITDA achievement level for 2024 will be increased or decreased by a number equal to (i) $500,000, multiplied by (ii) the difference between (A) 45, and (B) (I) the total number of airline captains that terminate employment with the Company for any reason in 2024, divided by (II) 12. See Appendix A to this proxy statement on page 72 for a reconciliation of the Company’s adjusted EBITDA to the most directly comparable financial measure prepared in accordance with GAAP.
(3)	Controllable completion is the percentage of completed scheduled flights over which SkyWest Airlines had control, excluding cancelled flights due to uncontrollable factors such as weather. The controllable completion metric had a 20% weight for 2024.
(4)	Controllable on-time departures is the percentage of flights departing the gate at or before scheduled departure time over which SkyWest Airlines had control, excluding delayed flights due to uncontrollable factors such as weather. The controllable on-time departures metric had a 10% weight for 2024.
(5)	For 2024, the final adjusted EBITDA achievement level was decreased by $14.0 million as a result of the captain attrition modifier.

Performance Outcome of Performance Share Awards Granted in 2023. For purposes of the performance share awards granted in 2023, which are eligible to vest based on corporate performance during 2023, 2024 and 2025 and continued employment through December 31, 2025, the Compensation Committee set performance share objectives based on free cash flow, adjusted EBITDA, controllable completion, and controllable on-time departures for each of the performance years.

For the 2023 performance share awards, the Compensation Committee established threshold, target and maximum performance levels for each of the four corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 33.3% to each year, and then for each years’ performance, 40% to the free cash flow objective, 30% to the adjusted EBITDA objective, 20% to the controllable completion objective and 10% to the controllable on-time departures objective in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 250% (for maximum performance), with performance in between such levels determined by a weighted interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). The Compensation Committee will evaluate and certify the final performance results for purposes of the 2023 performance share awards following the end of the three-year period. In determining the degree to which the corporate objectives have been attained, the Company’s performance will be adjusted for unusual or non-recurring items.

As a result of 2024 performance relative to the objectives, in February 2025, the Compensation Committee determined that the overall achievement percentage for the 2024 performance period of the 2023 performance share awards was 250%, which percentage achievement will be included in the final determination of the vesting of these performance share awards following the end of the three-year performance period (see Appendix A to this proxy statement on page 72 for a reconciliation of certain 2024 non-GAAP financial measures used to calculate the achievement levels described below for the most directly comparable financial measures prepared in accordance with GAAP, including adjusted EBITDA and free cash flow):

				Achieved
2024 Performance Period for Award granted in 2023	Threshold	Target	Maximum	Performance
Free Cash Flow (1)	$304	$354	$404	$651
Adjusted EBITDA (2)	$529	$579	$629	$834
Controllable Completion (3)	99.6%	99.7%	99.8%	99.9%
Controllable On-Time Departures (4)	82.0%	85.0%	88.0%	88.8%
(1)	Free cash flow means the Company’s adjusted EBITDA less non-aircraft capital expenditures. The free cash flow metric had a 40% weight for 2024. See Appendix A to this proxy statement on page 72 for a reconciliation of the Company’s free cash flow to the most directly comparable financial measure prepared in accordance with GAAP.
(2)	EBITDA was adjusted in 2024 for the deferred revenue on fixed cash payments received under capacity purchase agreements that was excluded from the goal targets. The adjusted EBITDA metric had a 30% weight for 2024. See Appendix A to this proxy statement on page 72 for a reconciliation of the Company’s adjusted EBITDA to the most directly comparable financial measure prepared in accordance with GAAP.
(3)	Controllable completion is the percentage of completed scheduled flights over which SkyWest Airlines had control, excluding cancelled flights due to uncontrollable factors such as weather. The controllable completion metric had a 20% weight for 2024.
(4)	Controllable on-time departures is the percentage of flights departing the gate at or before scheduled departure time over which SkyWest Airlines had control, excluding delayed flights due to uncontrollable factors such as weather. The controllable on-time departures metric had a 10% weight for 2024.

Performance Outcome of Performance Share Awards Granted in 2022. For purposes of the performance share awards granted in 2022, which were eligible to vest based on corporate performance during 2022, 2023 and 2024 and continued employment through December 31, 2024, the Compensation Committee set performance share objectives based on adjusted EBITDA, controllable completion, and controllable on-time departures for each of the performance years.

For the 2022 performance share awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of vested performance shares adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 33.3% to each year, and then for each years’ performance, 34% to the adjusted EBITDA objective, 33% to the controllable completion objective and 33% to the controllable on-time departures objective in determining the actual awarded performance shares payable in common stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 250% (for maximum performance), with performance in between such levels determined by a weighted interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s).

The 2022 performance share awards were earned at 250% of target at the end of 2024 based on the original formula and goals. The Compensation Committee certified the results of the 2022 and 2023 performance periods in the February 2024 compensation committee as reported in the Proxy Statement filed March 26, 2024. In February 2025, the Compensation Committee determined the Company’s achievement for the 2024 performance period relative to the objectives previously established for the 2022 performance share awards as follows (see Appendix A to this proxy statement on page 72 for a reconciliation of certain 2024 non-GAAP financial measures used to calculate the achievement levels described below for the most directly comparable financial measures prepared in accordance with GAAP):

				Achieved
2024 Performance Period for Award granted in 2022	Threshold	Target	Maximum	Performance
Adjusted EBITDA (1)	$555	$585	$615	$834
Controllable Completion (2)	99.6%	99.7%	99.8%	99.9%
Controllable On-Time Departures (3)	82.0%	85.0%	88.0%	88.8%
(1)	EBITDA was adjusted in 2024 for the deferred revenue on fixed cash payments received under capacity purchase agreements that was excluded from the goal targets. The adjusted EBITDA metric had a 34% weight for 2024. See Appendix A to this proxy statement on page 72 for a reconciliation of the Company’s adjusted EBITDA to the most directly comparable financial measure prepared in accordance with GAAP.
(2)	Controllable completion is the percentage of completed scheduled flights over which SkyWest Airlines had control, excluding cancelled flights due to uncontrollable factors such as weather. The controllable completion metric had a 33% weight for 2024.
(3)	Controllable on-time departures is the percentage of flights departing the gate at or before scheduled departure time over which SkyWest Airlines had control, excluding delayed flights due to uncontrollable factors such as weather. The controllable on-time departures metric had a 33% weight for 2024.

As a result of the foregoing, in February 2025, the Named Executives vested in 250% of the target number of performance shares relative to the 2022 performance share awards as follows: Mr. Childs, 175,521 shares; Mr. Simmons, 61,050 shares; Mr. Steel, 61,050 shares; Mr. Wooley, 36,096 shares; and Mr. Woodward, 20,985 shares.

Long-Term Incentive Awards for 2025. For 2025, the Compensation Committee determined to allocate the grant of the long-term incentive awards to the Named Executives in the form of restricted stock units and performance shares. The long-term incentive performance metrics applicable to the performance shares granted in 2025 will be based on a free cash flow metric, an adjusted EBITDA metric, controllable completion rate and a controllable on-time departure rate. Goals were set at grant and based on three one-year measurement periods. Under the 2025 awards, the Company’s performance against these performance metrics will be measured against objectives established for each 2025, 2026 and 2027, with the resulting number of “earned” shares eligible to vest on December 31, 2027, subject to continued employment through that date. The 2025 long-term incentive awards will be eligible for accelerated vesting on terms substantially similar to the 2024 performance share awards, as described above. No one-time supplemental awards of performance cash or equity awards have been granted to the Named Executives in 2025.

2023 One-Time Supplemental Cash Performance Awards. Following the lapse of the CARES Act Limitations on April 1, 2023, the Board granted one-time supplemental performance-based cash awards to the Named Executives to provide additional operational improvement incentives focused on the execution of a short-term and long-term plan based on a recovery in block hours flown (the “2023 Cash Performance Awards”) intended to allow our Named Executives to earn a portion of the compensation that had been capped while the Company was subject to the CARES Act Limitations between 2020 and 2023. SkyWest and the airline industry generally experienced pilot attrition in 2022 and 2023, with limited pilot availability constraining SkyWest’s ability to return to pre-COVID scheduled flight levels. The 2023 Cash Performance Awards underscore the Board’s objective for the Named Executives to restore scheduled block hour production in a manner that provides short-term and long-term value for SkyWest shareholders. The 2023 Cash Performance Awards included (i) a short-term performance cash incentive, subject to the completion of certain production recovery metrics and share repurchase objectives, and (ii) a long-term performance cash incentive, subject to achievement of performance goals aligned with the Company’s 2023 long-term incentive awards. The 2023 Cash Performance Awards were made pursuant to the Company’s 2019 Plan.

Short-Term Cash Performance Incentive. In May 2023, a one-time, supplemental short-term performance cash incentive (the “2023 Short-Term Cash Performance Award”) was awarded to the Named Executives, subject to the achievement of three performance goals to be completed during 2023 following the approval date: (i) a net increase in captains for one calendar month (number of captain upgrades less captain attrition), (ii) operation of the first revenue flight for SWC, and (iii) a minimum of $30 million of share repurchases. The 2023 Short-Term Cash Performance Award was generally designed to allow Named Executives the opportunity to earn approximately one-half of the compensation that would otherwise have been paid to them during the period that the CARES Act Limitations were in effect had their compensation not been capped under such limitations. By tying the 2023 Short-Term Cash Performance Award to new performance objectives critical to the Company’s 2023 performance, these amounts were subject to the Named Executive’s achievement of further operating and stock price performance.

Upon achievement of all three goals, the 2023 Short-Term Cash Performance Award would be paid immediately to each of the Named Executives other than the CEO. For the CEO, in order to encourage additional stock price achievement and to create an additional retention incentive, upon achievement of all three goals, 33% of the 2023 Short-Term Cash Performance Award would be paid out immediately, 33% would be paid out during the fourth quarter of 2023, subject to achievement of a minimum SkyWest closing stock price target of $30.00 per share during the fourth quarter of 2023, and the final 33% would be paid in May 2024, subject to the CEO’s continued employment with the Company through the payment date. By December 31, 2023, all three goals, including the minimum stock price goal for the CEO, had been achieved.

The following table summarizes the 2023 Short-Term Cash Performance Award amounts earned by the Named Executives based on 2023 performance and the amounts paid to the Named Executives during 2023 and 2024. The Company paid the CEO the final tranche of his 2023 Short-Term Cash Award of $500,000 in May 2024. The 2023 Short-Term Cash Performance Award program was part of the multi-year and performance-based effort to allow earnout of compensation that had been capped previously during the COVID pandemic as a result of receiving CARES act funds, with the make-whole opportunity awarded in May 2023 after the lapse of restrictions imposed by the CARES act. These amounts set in 2023 were viewed as being for service in 2020, 2021, and 2022 and the opportunities were set in 2023 rather than 2024.

	2023 Short-Term Cash Performance Award Target	2023 Short-Term Cash Performance Award Achieved	2023 Short-Term Cash Performance Award Paid in 2023	2023 Short-Term Cash Performance Award Paid in 2024
Russell A. Childs	$1,500,000	$1,500,000	$1,000,000	$500,000
Robert J. Simmons	$500,000	$500,000	$500,000	$—
Wade J. Steel	$500,000	$500,000	$500,000	$—
Greg S. Wooley	$250,000	$250,000	$250,000	$—
Eric J. Woodward	$250,000	$250,000	$250,000	$—

Long-Term Cash Performance Incentive. In May 2023, an additional one-time, supplemental long-term performance cash incentive (the “2023 Long-Term Cash Performance Award”) was awarded to the Named Executives in order to incentivize the Named Executives to execute the block hour production recovery plan and align the Named Executives with shareholder interests over multiple years. Under the terms of the Long-Term Cash Performance Awards, the Company’s performance towards established performance metrics will be measured against the same objectives established for each of 2023, 2024 and 2025 used in the 2023 performance share awards to the Named Executives, as described above under the heading Long-Term Incentive Awards. The Long-Term Cash Performance Awards provide the Named Executives with the opportunity to earn the other one-half of the compensation that would otherwise have been paid to them during the period that the CARES Act Limitations were in effect had their compensation not been capped under such limitations. By tying the 2023 Long-Term Cash Performance Awards to new performance objectives critical to the Company’s three-year performance, these amounts are subject to the Named Executive’s achievement of further operating and financial performance. A portion of the earnout of the May 2023 Long-Term Cash Performance Award was earned and paid in 2024, so it is disclosed in the Summary Compensation Table to this proxy.

One-third of the Long-Term Cash Performance Award is eligible to be earned based on performance relative to the 2023 goals, one-third of the Long-Term Cash Performance Award target is eligible to be earned based on performance relative to the 2024 goals and one-third of the Long-Term Cash Performance Award target is eligible to be earned based on performance relative to the 2025 goals. The Long-Term Cash Performance Awards vest and become payable as to one-third of the award annually over the three-year period as the performance for each year is determined by the Compensation Committee, subject to continued employment through the anniversary of the grant date following completion of the applicable annual performance period. The annual payment structure of the Long-Term Cash Performance Awards, which differs than the three-year cliff vesting of the 2023 performance share awards, was determined to be appropriate given the Long-Term Cash Performance Awards are intended to provide the Named Executive Officers with a performance-based opportunity to earn compensation that would otherwise have been paid to them during the period that the CARES Act Limitations were in effect had their compensation not been capped under such limitations. If performance is below the threshold level for one or more of the objectives, no cash amount would have been earned with respect to such objective(s). The following table summarizes the 2023 Long-Term Cash Performance Awards granted to the Named Executives during the year ended December 31, 2023.

2023 Long-Term Cash Award at Target (1)
Russell A. Childs	$1,500,000
Robert J. Simmons	$500,000
Wade J. Steel	$500,000
Greg S. Wooley	$250,000
Eric J. Woodward	$250,000
(1)	Represents the total target value of the 2023 Long-Term Cash Performance Award if 100% of target is achieved in each of 2023, 2024 and 2025, although the threshold earnout is 50% of target and the maximum earnout is 250% of target. One-third of the award is eligible to be earned for each calendar year.

The portion of the 2023 Long-Term Cash Performance Awards tied to 2023 performance were paid in May 2024 at 250% of target based on actual performance achievement under the original formula and goals applicable to such awards in the following cash amounts: Mr. Childs, $1,250,000; Mr. Simmons, $416,667; Mr. Steel, $416,667; Mr. Wooley, $208,333; and Mr. Woodward, $208,333.

In February 2025, the Compensation Committee determined the Company’s achievement relative to the objectives previously established for 2024 for the 2023 Long-Term Cash Performance Awards as described above under Long-Term Incentive Awards. The portion of the 2023 Long-Term Cash Performance Awards tied to 2024 performance will be paid in May 2025 at 250% of target based on actual performance achievement under the original formula and goals applicable to such awards, subject to continued employment through that date.

As a result of the foregoing, in February 2025, the Named Executives became eligible to receive payment for the portion of the 2023 Long-Term Cash Performance Awards eligible to be earned based on 2024 performance at 250% of target and will be paid the following cash amounts in May 2025, subject to employment through the date of payment: Mr. Childs, $1,250,000; Mr. Simmons, $416,667; Mr. Steel, $416,667; Mr. Wooley, $208,333; and Mr. Woodward, $208,333.

No Employment and Severance Agreements

The Named Executives do not have employment, severance or change-in-control agreements, although the vesting of long-term equity incentive awards may accelerate under certain circumstances, as described below under “Elements of Compensation – Long-Term Incentive Awards.” The Named Executives serve at the will of the Board, which enables the Board to terminate the employment of any Named Executive with discretion as to the terms of any severance. This is consistent with the Company’s performance-based employment and compensation philosophy.

Acceleration of Long-Term Incentive Awards. With respect to long-term incentive awards granted to the Named Executives, such awards will vest on an accelerated basis under certain circumstances.

Specifically, restricted stock unit awards granted to the Named Executives will vest on an accelerated basis (i) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, or (ii) in the event of the Named Executive’s death.

Performance share awards granted to the Named Executives will vest on an accelerated basis upon certain terminations of employment. In the event of the Named Executive’s death prior to a change in control, the Named Executive will vest in a number of performance shares determined as follows: (i) for any annual performance period that has ended prior to the date of death, the number of performance shares earned for such performance period will vest on the date of death (or, if later the applicable certification date of performance for such performance period); plus (ii) for any annual performance period that has not yet commenced or is incomplete as of the date of death, 33% of the “target” number of performance shares subject to the award will vest on the date of death; plus (iii) for any annual performance period that has not yet commenced or is incomplete as of the date of death, the Named Executive’s estate will remain eligible to vest in any in such number of additional performance shares as ultimately vest based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the applicable annual performance period (or, if earlier, a change in control of the Company), which vesting will occur on the applicable certification date of performance for such performance period.

In the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case prior to a change in control, the Named Executive will vest or remain eligible to vest in such number of performance shares as ultimately vest based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of each applicable annual performance period (or, if earlier, a change in control of the Company), which vesting will occur on the later of the date of termination and the applicable certification date for such performance period, and be prorated for the portion of the three-year period covered by such awards that has elapsed prior to the date of termination.

For purposes of the performance shares, in the event of a change in control of the Company, the performance shares will be converted into a number of “vesting eligible shares” determined as follows: (i) for any annual performance period that has commenced but has not ended as of the date of the change in control, the greater of (a) 33% of the “target” number of performance shares subject to the award, or (b) the number of performance shares that would vest if performance had been measured against the corporate performance objectives as of the date of the change in control; plus (ii) for any annual performance period that has ended prior to the date of the change in control, the vesting eligible shares as determined for such completed annual performance period; plus (iii) for any annual performance period that has not yet commenced as of the date of the change in control, 33% of the “target” number of performance shares subject to the award. Such vesting eligible shares will vest on the last day of the third calendar year in the three-year performance period applicable to such award, subject to the Named Executive’s continued employment or service through such date; provided that, in the event of the Named Executive’s death, involuntary termination without cause or resignation for good reason, in each case following a change in control, any vesting eligible shares will vest upon the date of such termination.

Acceleration of 2023 Long-Term Cash Performance Awards.

The 2023 Long-Term Cash Performance Awards granted to the Named Executives will vest on an accelerated basis upon certain terminations of employment. In the event of the Named Executive’s death prior to a change in control, the Named Executive will be eligible to be paid such portion of the award determined as follows: (i) for any annual performance period that has ended prior to the date of death for which a payment has not yet been made to the Named Executive, the cash amount earned for such performance period will be paid on the date of death (or, if later the applicable certification date of performance for such performance period); plus (ii) for any annual performance period that has not yet commenced or is incomplete as of the date of death, 33% of the “target” cash award eligible to vest during such annual performance period will be paid upon the Named Executive’s death; plus (iii) for any annual performance period that has not yet commenced or is incomplete as of the date of death, the Named Executive’s estate will remain eligible to vest in any additional portion of the cash award that is ultimately earned based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the applicable annual performance period (or, if earlier, a change in control of the Company), which payment will occur on the applicable certification date of performance for such performance period.

In the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case prior to a change in control, the Named Executive will vest or remain eligible to vest in such portion of the award as is ultimately earned based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of each applicable annual performance period (or, if earlier, a change in control of the Company), which vesting will occur on the later of the date of termination and the applicable certification date for such performance period, and be prorated for the portion of the three-year period covered by such awards that has elapsed prior to the date of termination.

For purposes of the 2023 Long-Term Cash Performance Awards, in the event of a change in control of the Company, the award will be converted into a fixed cash award (the “vesting eligible cash”) determined as follows: (i) for any annual performance period that has commenced but has not ended as of the date of the change in control, the greater of (a) 33% of the “target” cash award eligible to vest during such annual performance period, or (b) the amount of cash that would have been earned if performance had been measured against the corporate performance objectives as of the date of the change in control; plus (ii) for any annual performance period that has ended prior to the date of the change in control for which payment has not yet been made to the Named Executive, the cash award earned for such completed annual performance period; plus (iii) for any annual performance period that has not yet commenced as of the date of the change in control, 33% of the “target” cash award eligible to vest during such annual performance period. Such vesting eligible cash will vest in substantially equal installments on the remaining anniversaries of the grant date through and including May 2026, subject to the Named Executive’s continued employment or service through such date; provided that, in the event of the Named Executive’s death, involuntary termination without cause or resignation for good reason, in each case following a change in control, any vesting eligible cash will be paid upon the date of such termination.

Retirement and Other Benefits

The Company and SkyWest Airlines sponsor a 401(k) retirement plan for their eligible employees, including the Named Executives. The 401(k) retirement plan is a broad based, tax-qualified retirement plan under which eligible employees, including the Named Executives, may make annual pre-tax salary reduction contributions subject to the various limits imposed under the Internal Revenue Code of 1986, as amended (the “Code”). The sponsoring employer makes matching contributions under the plan on behalf of eligible participants; however, the right of Named Executives and other officers to such matching contributions is limited. The Compensation Committee believes that maintaining the 401(k) retirement plan and providing a means to save for retirement is an essential part of a competitive compensation package necessary to attract and retain talented executives.

The Company also maintains the SkyWest, Inc. 2002 Deferred Compensation Plan, a non-qualified deferred compensation plan for the benefit of officers and other highly compensated employees (the “Deferred Compensation Plan”). All of the Named Executives participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, the employer credits each Named Executive’s account with a discretionary employer contribution equal to 15% of salary and annual cash incentive. These amounts are included in the Summary Compensation Table under the column “All Other Compensation”. Additional information on the Deferred Compensation Plan is found in the section “Non-Qualified Deferred Compensation for 2024” below. The purpose of the Deferred Compensation Plan is to attract and retain executive talent by assisting with building retirement assets over the course of their career with the Company.

The Deferred Compensation Plan also permits eligible executives, including the Named Executives, to elect in advance of each calendar year to defer up to 100% of their cash salary and annual cash incentive compensation for the year. Only Mr. Simmons elected to defer any portion of his salary or annual cash incentive for 2024.

The Company and its subsidiaries do not maintain any defined benefit pension plans for the Named Executives.

Other Benefits

In addition to the benefits described above, the Company provides certain other benefits to the Named Executives that the Compensation Committee believes are generally consistent with the benefits provided to senior executives of other airlines. The Compensation Committee believes that those benefits, which are detailed in the footnotes to the Summary Compensation Table applicable to the heading “All Other Compensation” below, are reasonable, competitive and consistent with overall executive compensation objectives. Those benefits consist primarily of employer-paid premiums on health, dental and eye insurance, a personal automobile allowance, and use of Company-owned recreational equipment.

The Company and its subsidiaries also maintain a non-discriminatory, broad based program under which all full-time employees and their dependents, including the Named Executives and their dependents, may fly without charge on a space available basis on regularly scheduled flights of aircraft operated by the Company’s operating airline subsidiary.

The Company has not agreed to provide its Named Executives with any gross-up or reimbursement for taxes.

Compensation Recovery Policy

In 2023, the Company adopted a compensation recovery policy in compliance with the Securities Exchange Act of 1934, as amended, and the corresponding Nasdaq Stock Market listing standards, which provides for the recovery of any excess incentive-based compensation from current and former executive officers in the event of an accounting restatement.

Under our 2019 Plan, in the event of an accounting restatement, awards under the 2019 Plan, including time-based and performance-based awards granted to the Named Executives, will be subject to recovery by the Company in a manner determined by the Compensation Committee.

Share Ownership Guidelines

The Company maintains ownership guidelines for the Named Executives to encourage the alignment of their interests with the long-term interests of the Company’s shareholders. Each Named Executive is required to maintain a minimum ownership interest in the Company. The guideline ownership level is a number of shares of Common Stock having a value equal to a multiple of the annual base salary for each Named Executive. The Chief Executive’s guideline ownership level is five times salary while the remaining Named Executives’ guideline ownership level is three times salary.

The guidelines also include an expectation that the Named Executives will hold 50% of their net after-tax profit shares after vesting or option exercise if the applicable guideline ownership level has not yet been met. The Named Executives are limited in their ability to sell shares under long term incentive awards until their applicable guideline ownership level is reached. Each Named Executive met the ownership guidelines at December 31, 2024. The holdings of the Named Executives are summarized in the table entitled “Security Ownership of Certain Beneficial Owners” below.

Equity Award Timing Policies and Practices

We do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. In the event material nonpublic information becomes known to the Compensation Committee before granting an equity award, the Compensation Committee will consider such information and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety. In fiscal year 2024, we did not grant awards of stock options, stock appreciation rights, or similar option-like instruments to our Named Executives or our employees.

Deductibility of Executive Compensation

Section 162(m) of the Code imposes a $1 million annual limit on the amount that a publicly traded company may deduct for compensation paid to certain of the company’s executive officers. The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, and has reserved, and continues to reserve, the right to approve compensation that may not be deductible under Code Section 162(m) in order to ensure competitive levels of total compensation for the Company’s executive officers.

Effect of Compensation on Risk

The Compensation Committee believes the Company’s compensation policies and practices are designed to create appropriate and meaningful incentives for the Company’s employees without encouraging excessive or inappropriate risk taking. Among other factors, the Compensation Committee considered the following:

●	The Company’s compensation policies and practices are designed to include a significant level of long-term compensation, which discourages short-term risk taking;

●	The base salaries and target cash incentive opportunities the Company provides to its employees are generally consistent with salaries paid for comparable positions in the Company’s industry, and provide the Company’s employees with steady income while reducing the incentive for employees to take risks in pursuit of short-term benefits;
●	The Company’s cash incentive and performance equity incentive compensation is capped at levels established by the Compensation Committee, consistent with peer data, and at which the Compensation Committee believes reduces the incentive for excessive risk-taking;
●	The Company has established internal controls and adopted codes of ethics and business conduct, which are designed to reinforce the balanced compensation objectives established by the Compensation Committee;
●	The Company has adopted equity ownership guidelines for its executive officers, which the Compensation Committee believes discourages excessive risk-taking; and
●	There is a policy against hedging stock and against pledging stock or using it as collateral.

Based on the review outlined above, the Company has concluded that the risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the foregoing compensation discussion and analysis and discussed with the Company’s management the information set forth herein. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing compensation discussion and analysis be included in this proxy statement.

The Compensation Committee

Ronald J. Mittelstaedt, Chair

Smita Conjeevaram

Meredith S. Madden

Keith E. Smith

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of SkyWest, Inc., except to the extent that SkyWest, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Named Executives for the years indicated.

				Stock Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Units ($)(2)	Performance Shares ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Russell A. Childs	2024	$595,000	$—	$950,000	$2,217,000	$—	$3,039,365	$415,612	(4)	$7,216,977
CEO & President	2023	$546,875	$—	$—	$2,300,000	$—	$2,233,375	$467,213		$5,547,463
	2022	$500,000	$—	$—	$2,300,000	$—	$340,000	$153,971		$3,293,971
Robert J. Simmons	2024	$425,000	$—	$334,000	$778,000	$—	$1,086,468	$210,831	(5)	$2,834,299
Chief Financial Officer	2023	$379,375	$—	$—	$800,000	$—	$1,124,000	$275,199		$2,578,574
	2022	$345,000	$—	$—	$800,000	$—	$310,000	$133,482		$1,588,482
Wade J. Steel	2024	$425,000	$—	$334,000	$778,000	$—	$1,086,468	$223,184	(6)	$2,846,652
Chief Commercial Officer	2023	$375,625	$—	$—	$800,000	$—	$1,124,000	$251,095		$2,550,720
	2022	$335,000	$—	$—	$800,000	$—	$300,000	$129,352		$1,564,352
Greg S. Wooley	2024	$263,000	$—	$202,000	$471,000	$—	$622,821	$119,041	(7)	$1,677,862
EVP Operations	2023	$235,000	$—	$—	$473,000	$—	$640,000	$139,581		$1,487,581
	2022	$210,000	$—	$—	$473,000	$—	$195,000	$79,858		$957,858
Eric J. Woodward	2024	$263,000	$—	$117,000	$273,000	$—	$519,199	$105,437	(8)	$1,277,636
Chief Accounting Officer	2023	$235,375	$—	$—	$275,000	$—	$542,500	$137,639		$1,190,514
	2022	$211,000	$—	$—	$275,000	$—	$126,600	$78,068		$690,668
(1)	No discretionary bonuses were awarded to the Named Executives in 2022, 2023 or 2024.
(2)	These columns show the grant date fair value of stock awards granted during the applicable fiscal year as computed under ASC Topic 718 (excluding estimates for forfeitures in case of awards with service-based vesting). With respect to the performance share awards, the grant date fair value is reported based on the probable outcome of the performance conditions as of the grant date. The maximum potential value of the performance share awards, assuming the highest level of performance achievement, is as follows: Mr. Childs, $5,750,000 (2022), $5,750,000 (2023), $4,434,000 (2024); Mr. Simmons, $2,000,000 (2022), $2,000,000 (2023), $1,556,000 (2024); Mr. Steel, $2,000,000 (2022), $2,000,000 (2023), $1,556,000 (2024); Mr. Wooley, $1,182,500 (2022), $1,182,500 (2023), $942,000 (2024); and Mr. Woodward, $687,500 (2022), $687,500 (2023), $546,000 (2024). These amounts do not reflect the extent to which the Named Executive realized or will realize an actual financial benefit from the awards. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2024, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(3)	For 2022, the amounts in this column reflect the annual cash incentive amounts earned in 2022 based on performance in that year and paid in 2023. For 2023, the amounts in this column reflect the annual cash incentive amounts earned in 2023 based on performance in that year and paid in 2024 and the 2023 Short-Term Cash Performance Awards earned and paid in 2023. For 2024, the amounts in this column reflect the annual cash incentive amounts earned in 2024 based on performance in that year and paid in 2025, the remaining portion of Mr. Childs’s 2023 Short-Term Cash Performance Award that was paid in 2024, and the 2023 Long-Term Cash Performance Award amounts that were based on performance in 2023 and continued service through May 2024 and paid to the Named Executives in 2024. The annual cash incentive earned in 2024 and paid in 2025 to each Named Executive and reflected in the table above for 2024 are as follows: Mr. Childs, $1,289,365; Mr. Simmons, $669,800;

Mr. Steel, $669,800; Mr. Wooley, $414,488; and Mr. Woodward, $310,866. The 2023 Short-Term Cash Performance Award amounts earned by and paid to the Named Executives during 2023 and reflected in the table above for 2023 are as follows: Mr. Childs, $1,000,000; Mr. Simmons, $500,000; Mr. Steel, $500,000; Mr. Wooley, $250,000; and Mr. Woodward, $250,000. Mr. Childs is the only Named Executive to receive a payment in respect of his 2023 Short-Term Cash Performance Award in 2024 in the amount of $500,000, which amount is reflected in the table above for 2024. The 2023 Long-Term Cash Performance Award amounts paid to the Named Executives during 2024, based on 2023 performance period and continued service through May 2024, and reflected in the table above for 2024 are as follows: Mr. Childs, $1,250,000; Mr. Simmons, $416,667; Mr. Steel, $416,667; Mr. Wooley, $208,333; and Mr. Woodward, $208,333.
(4)	All other compensation for Mr. Childs for 2024 included $354,581 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2024. The remaining other compensation relates to employer-paid health insurance premiums, a personal vehicle lease, personal use of the Company’s recreational equipment and payout of excess user time.
(5)	All other compensation for Mr. Simmons for 2024 included $161,133 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2024. The remaining other compensation relates to employer-paid health insurance premiums, a personal vehicle lease, personal use of the Company’s recreational equipment and payout of excess user time.
(6)	All other compensation for Mr. Steel for 2024 included $162,588 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2024. The remaining other compensation relates to employer-paid health insurance premiums, a personal vehicle lease, personal use of the Company’s recreational equipment and payout of excess user time.
(7)	All other compensation for Mr. Wooley for 2024 included $99,562 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2024. The remaining other compensation relates to employer-paid health insurance premiums and personal use of the Company’s recreational equipment.
(8)	All other compensation for Mr. Woodward for 2024 included $84,960 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2024. The remaining other compensation relates to employer-paid health insurance premiums and personal use of the Company’s recreational equipment.

Grants of Plan-Based Awards For 2024

The following table provides information about non-equity based and equity-based plan awards granted to the Named Executives for the year ended December 31, 2024:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards Number	All Other Stock Awards Number	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Units (#)	of Options (#)	Awards ($/Share)	Awards ($)(4)
Russell A. Childs	4-Feb-2024(1)	$327,250	$654,500	$1,309,000
	4-Feb-2024(2)				18,612	37,224	74,448				$2,217,000
	4-Feb-2024(3)							15,953			$950,000
Robert J. Simmons	4-Feb-2024(1)	$170,000	$340,000	$680,000
	4-Feb-2024(2)				6,533	13,065	26,130				$778,000
	4-Feb-2024(3)							5,599			$334,000
Wade J. Steel	4-Feb-2024(1)	$170,000	$340,000	$680,000
	4-Feb-2024(2)				6,533	13,065	26,130				$778,000
	4-Feb-2024(3)							5,599			$334,000
Greg S. Wooley	4-Feb-2024(1)	$105,200	$210,400	$420,800
	4-Feb-2024(2)				3,953	7,906	15,812				$471,000
	4-Feb-2024(3)							3,388			$202,000
Eric J. Woodward	4-Feb-2024(1)	$78,900	$157,800	$315,600
	4-Feb-2024(2)				2,292	4,583	9,166				$273,000
	4-Feb-2024(3)							1,964			$117,000
(1)	Amounts reflect the threshold, target and maximum amount of each Named Executive’s annual cash incentive opportunity for 2024. As described in the section entitled “Compensation Discussion and Analysis” above, the annual cash incentives payable to the Named Executives are calculated based upon the financial, operational, and ESG performance of the Company or its subsidiaries.
(2)	Represents the 2024 performance share awards. Under the 2024 performance share awards, the Company’s performance under established performance metrics will be measured against objectives related to free cash flow, adjusted EBITDA, controllable completion and controllable on-time departures established for each of 2024, 2025 and 2026, with the resulting number of “earned” shares eligible to vest on December 31, 2026, subject to continued employment through that date. The Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, corresponding to 50%, 100% and 200% payout levels, with performance in between such levels determined by a weighted interpolation. The performance shares are allocated 33.3% to each performance measurement year, and then for each years’ performance, 40% to the free cash flow objective, 30% to the adjusted EBITDA objective, 20% to the controllable completion objective and 10% to the controllable on-time departures objective. For additional information on the specific terms of the 2024 performance shares, see “Long-Term Incentive Awards” in our Compensation Discussion and Analysis.
(3)	Represents restricted stock unit awards that entitle the Named Executive to receive a designated number of shares of our common stock upon vesting. The restricted stock units will be eligible to vest on the third anniversary of the grant date, subject to the Named Executive’s continued employment through such date.
(4)	This column shows the grant date fair value of the stock awards granted as computed under ASC Topic 718 (excluding estimates for forfeitures in case of awards with service-based vesting). With respect to the performance share awards, the grant date fair value is reported based on the probable outcome of the performance conditions as of the grant date. These amounts do not reflect the extent to which the Named Executive realized or will realize an actual financial benefit from the awards. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2024 which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Outstanding Equity Awards at Year-End

The following table provides information on the holdings of restricted stock units and performance shares by the Named Executives as of December 31, 2024. The Named Executives did not hold stock options as of December 31, 2024.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (5)($)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested (5)($)
Russell A. Childs	175,521	(1)	$17,574,918
	205,540	(2)	$20,580,720	41,108	(2)	$4,116,144
	24,816	(3)	$2,484,826	24,816	(3)	$2,484,826
	15,953	(4)	$1,597,374
Robert J. Simmons	61,050	(1)	$6,112,937
	71,492	(2)	$7,158,494	14,298	(2)	$1,431,659
	8,710	(3)	$872,132	8,710	(3)	$872,132
	5,599	(4)	$560,628
Wade J. Steel	61,050	(1)	$6,112,937
	71,492	(2)	$7,158,494	14,298	(2)	$1,431,659
	8,710	(3)	$872,132	8,710	(3)	$872,132
	5,599	(4)	$560,628
Greg S. Wooley	36,096	(1)	$3,614,292
	42,270	(2)	$4,232,495	8,454	(2)	$846,499
	5,271	(3)	$527,785	5,271	(3)	$527,785
	3,388	(4)	$339,240
Eric J. Woodward	20,985	(1)	$2,101,228
	24,575	(2)	$2,460,695	4,915	(2)	$492,139
	3,055	(3)	$305,897	3,055	(3)	$305,897
	1,964	(4)	$196,655
(1)	Represents the 2022 performance share awards. Under the 2022 performance share awards, the Company’s performance against established performance metrics was measured against objectives related to adjusted EBITDA, controllable completion and controllable on-time departures established for each of 2022, 2023 and 2024, with the resulting number of “earned” shares eligible to vest on December 31, 2024, subject to continued employment through that date. The Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, corresponding to 50%, 100% and 250% payout levels, with performance in between such levels determined by a weighted interpolation. The performance shares were allocated 33.3% to each performance measurement year, and then for each years’ performance, 34% to the adjusted EBITDA objective, 33% to the controllable completion objective and 33% to the controllable on-time departures objective. For additional information on the specific terms of the 2022 performance shares, see “Long-Term Incentive Awards” in our Compensation Discussion and Analysis.

In February 2024, the Compensation Committee determined that the Company had achieved a 250% performance level for the portion of these awards eligible to vest based on 2022 performance and a 250% performance level for the portion of these awards eligible to vest based on 2023 performance, which awards remained subject to vesting based on the Named Executives’ continued employment through December 31, 2024. In February 2025, the Compensation Committee determined that the Company had achieved a 250% performance level for the portion of these awards eligible to vest based on 2024 performance. The 2022 performance share awards vested at 250% of target levels on February 10, 2025. In addition, these awards are reported in the “Number of Shares or Units of Stock” column because, as of December 31, 2024, the applicable performance objectives had been met and the vesting of the awards was subject only to the Compensation Committee’s certification of such results.

(2)	Represents the 2023 performance share awards. Under the 2023 performance share awards, the Company’s performance against established performance metrics will be measured against objectives related to free cash flow, adjusted EBITDA, controllable completion and controllable on-time departures established for each of 2023, 2024 and 2025, with the resulting number of “earned” shares eligible to vest on December 31, 2025, subject to continued employment through that date. The Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, corresponding to 50%, 100% and 250% payout levels, with performance in between such levels determined by a weighted interpolation. The performance shares are allocated 33.3% to each performance measurement year, and then for each years’ performance, 40% to the free cash flow objective, 30% to the adjusted EBITDA objective, 20% to the controllable completion objective and 10% to the controllable on-time departures objective. For additional information on the specific terms of the 2023 performance shares, see “Long-Term Incentive Awards” in our Compensation Discussion and Analysis.

In February 2024, the Compensation Committee determined that the Company had achieved a 250% performance level for the portion of these awards eligible to vest based on 2023 performance, which awards remain subject to vesting based on the Named Executives’ continued employment through December 31, 2025. In February 2025, the Compensation Committee determined that the Company had achieved a 250% performance level for the portion of these awards eligible to vest based on 2024 performance, which awards remain subject to vesting based on the Named Executives’ continued employment through December 31, 2025.The portion of these awards that was earned based on 2023 and 2024 performance is reported in the “Number of Shares or Units of Stock” column because, as of December 31, 2024, the applicable performance objectives had been met for such portion of the award and the vesting of the awards remained subject only to the Compensation Committee’s certification of such results and continued employment through December 31, 2025. For the portion of these awards tied to 2025 performance, the Company has reported the number and market value of the performance shares subject to these portions of the awards based on target performance in the “Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested” column.

(3)	Represents the 2024 performance share awards. Under the 2024 performance share awards, the Company’s performance against established performance metrics will be measured against objectives related to free cash flow, adjusted EBITDA, controllable completion and controllable on-time departures established for each of 2024, 2025 and 2026, with the resulting number of “earned” shares eligible to vest on December 31, 2026, subject to continued employment through that date. The Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, corresponding to 50%, 100% and 200% payout levels, with performance in between such levels determined by a weighted interpolation. The performance shares are allocated 33.3% to each performance measurement year, and then for each years’ performance, 40% to the free cash flow objective, 30% to the adjusted EBITDA objective, 20% to the controllable completion objective and 10% to the controllable on-time departures objective. For additional information on the specific terms of the 2024 performance shares, see “Long-Term Incentive Awards” in our Compensation Discussion and Analysis.

In February 2025, the Compensation Committee determined that the Company had achieved a 200% performance level for the portion of these awards eligible to vest based on 2024 performance, which awards remain subject to vesting based on the Named Executives’ continued employment through December 31, 2026. The portion of these awards that was earned based on 2024 performance is reported in the “Number of Shares or Units of Stock” column because, as of December 31, 2024, the applicable performance objectives had been met for such portion of the award and the vesting of the awards remained subject only to the Compensation Committee’s certification of such results and continued employment through December 31, 2026. For the portion of these awards tied to 2025 and 2026 performance, the Company has reported the number and market value of the performance shares subject to these portions of the awards based on target performance in the “Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested” column.

(4)	Represents the 2024 restricted stock unit awards, which are scheduled to vest on February 6, 2027.

(5)	Based on market closing price per share of our common stock of $100.13 on December 31, 2024, the last trading day of 2024.

Option Exercises and Stock Vested

Stock options exercised, restricted stock units and performance shares that vested for the Named Executives during the year ended December 31, 2024 are outlined below.

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Russell A. Childs	76,889	$4,561,055
Robert J. Simmons	26,744	$1,586,454
Wade J. Steel	26,744	$1,586,454
Greg S. Wooley	15,813	$938,027
Eric J. Woodward	9,194	$545,388
(1)	Includes performance shares that vested during the year ended December 31, 2024.

Non-Qualified Deferred Compensation for 2024

Pursuant to the SkyWest Deferred Compensation Plan, covered Named Executives may elect prior to the beginning of each calendar year to defer the receipt of base salary and annual performance cash incentives earned for the ensuing calendar year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable Named Executive, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the applicable plan.

Each Named Executive’s account under the SkyWest Deferred Compensation Plan is also credited with a discretionary employer contribution monthly, whether or not the Named Executive contributes. For 2024 that discretionary employer contribution was 15% of the Named Executive’s salary, annual cash incentive and short-term performance cash incentive. Participant account balances under the SkyWest Deferred Compensation Plan are fully vested and will be paid by the Company to each Named Executive upon retirement or separation from employment, or on other specified dates, in a lump sum form or in installments according to a schedule elected in advance by the Named Executive.

The following table provides information regarding the SkyWest Deferred Compensation Plan for the year ended December 31, 2024:

Name	Executive Contributions in Last Year ($)(1)	Registrant Contributions in Last Year ($)(2)	Aggregate Earnings in Last Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Year ($)	Aggregate Balance at Last Year End ($)(4)
Russell A. Childs	$—	$354,581	$267,421	$—	$3,970,980
Robert J. Simmons	$21,637	$161,133	$154,275	$—	$1,808,027
Wade J. Steel	$—	$162,588	$359,965	$—	$2,358,540
Greg S. Wooley	$—	$99,562	$16,677	$—	$388,364
Eric J. Woodward	$—	$84,960	$113,474	$—	$1,357,409
(1)	The amount in this column represents deferral of base salary for 2024 and annual performance cash incentives earned for the ensuing calendar year, which deferred amounts are reported in the Summary Compensation Table above.

(2)	The amounts in this column reflect the amounts of employer contributions credited under the applicable deferred compensation plan for 2024 at the rate of 15% of each Executive’s 2024 base salary, annual cash incentive which was paid in 2024. The amounts reported in this column are also included in the amounts reported in the “Other Compensation” column of the Summary Compensation Table appearing above.
(3)	The amounts in this column reflect the notational earnings during 2024 credited to each Executive’s account under the SkyWest Deferred Compensation Plan. These amounts are not reported in the Summary Compensation Table because they are based on market rates determined by reference to mutual funds that are available to participants in the SkyWest 401(k) Plan or otherwise broadly available.
(4)	All Named Executive and Company contributions in prior years to the SkyWest Deferred Compensation Plan have been reported in the Summary Compensation Tables in the company’s previously filed proxy statements, to the extent that an executive was a named executive officer in that fiscal year. These amounts are as follows: Mr. Childs, $354,581 (2024), $303,875 (2023), and $119,309 (2022); Mr. Simmons, $161,133 (2024), $187,995 (2023), and $101,309 (2022); Mr. Steel, $162,588 (2024), $177,918 (2023), and $98,585 (2022); Mr. Wooley, $99,562 (2024), $105,918 (2023), and $62,285 (2022); and Mr. Woodward, $84,960 (2024), $96,639 (2023), and $53,112 (2022).

At the election of the executive, deferred amounts are invested in a selection of third-party investment funds and each executive receives the rates of return under those funds on such deferred amounts.

Potential Payments upon Termination or Change in Control

The information below describes and quantifies certain payments or benefits that would be payable under the existing plans and programs of the Company and its subsidiaries if a Named Executive’s employment had terminated on December 31, 2024, or the Company had undergone a change in control on December 31, 2024. These benefits are in addition to benefits generally available to all salaried employees of the Company in connection with a termination of employment, such as distributions from the 401(k) plan and accrued vacation pay. Except as noted below, the Named Executives do not have any other severance benefits, severance agreements or change in control agreements. As discussed above in the Compensation Discussion and Analysis under “Long-Term Incentive Awards” and “One-Time Supplemental 2023 Long-Term Cash Awards,” each of these awards vest on an accelerated basis under certain circumstances, but there is no single trigger accelerated vesting of such awards upon a change in control.

The following table shows for each Named Executive the intrinsic value of his unvested performance shares, his unvested restricted stock units, and his unvested 2023 Cash Performance Award, as of December 31, 2024, the vesting or settlement of which would have been accelerated had a change in control of the Company occurred on that date and/or a termination under one of the circumstances identified below had occurred on that date, calculated in the case of performance shares and restricted stock units, by multiplying the number of underlying shares by the closing price of the Common Stock on December 31, 2024, the last trading day of 2024 ($100.13 per share).

Name	Change in Control	Involuntary Termination Following a Change in Control or Death	Involuntary Termination Prior to a Change in Control
Russell A. Childs
Restricted Stock Unit Acceleration (1)	$—	$1,597,374	$1,597,374
Performance Share Acceleration (2)	$17,574,918	$47,241,434	$40,640,464
2023 Cash Performance Award Acceleration (3)	$—	$1,750,000	$1,250,000
Robert J. Simmons
Restricted Stock Unit Acceleration (1)	$—	$560,628	$560,628
Performance Share Acceleration (2)	$6,112,937	$16,447,354	$14,143,563
2023 Cash Performance Award Acceleration (3)	$—	$583,333	$416,667
Wade J. Steel
Restricted Stock Unit Acceleration (1)	$—	$560,628	$560,628
Performance Share Acceleration (2)	$6,112,937	$16,447,354	$14,143,563
2023 Cash Performance Award Acceleration (3)	$—	$583,333	$416,667
Greg S. Wooley
Restricted Stock Unit Acceleration (1)	$—	$339,240	$339,240
Performance Share Acceleration (2)	$3,614,292	$9,748,857	$8,374,573
2023 Cash Performance Award Acceleration (3)	$—	$291,667	$208,333
Eric J. Woodward
Restricted Stock Unit Acceleration (1)	$—	$196,655	$196,655
Performance Share Acceleration (2)	$2,101,228	$5,665,856	$4,867,820
2023 Cash Performance Award Acceleration (3)	$—	$291,667	$208,333
(1)	Represents the full value of the restricted stock units granted in 2024 that would vest in each of the three enumerated scenarios.
(2)	Reflects the value of the portion of the performance shares granted in 2023 and 2024 that would vest in each of the three enumerated scenarios (with the values reflected based on actual performance achievement for any completed annual performance periods and at “target” performance levels for any annual performance period that had not yet commenced at December 31, 2024). While 2022 performance shares were no longer subject to performance or service conditions at December 31, 2024, they are included in this table as the settlement of such performance shares would have accelerated (as compared to the regular settlement date in February 2025 upon Compensation Committee certification of final performance results) upon the occurrence of a change in control. The value of these 2022 performance shares are reflected in the other two columns, but no acceleration of the settlement of such awards would occur under a termination under those circumstances (and such awards would vest in February 2025 upon Compensation Committee certification of final performance results).
(3)	Reflects the portion of the 2023 Long-Term Cash Performance Awards granted in 2023 that would be earned and paid in each of the three enumerated scenarios (with the values reflected based on actual performance achievement for any completed annual performance periods and at “target” performance levels for any annual performance period that had not yet commenced at December 31, 2024).

Deferred Compensation. If the employment of a Named Executive were terminated on December 31, 2024, the Named Executive would have become entitled to receive the balance in his account under the applicable deferred compensation plan. Distribution would be made in the form of a lump sum or in installments, and in accordance with the distributions schedule elected by the Named Executive under the applicable plan. The 2024 year-end account balances under those plans are shown in the applicable Non-Qualified Deferred Compensation Tables included herein. A Named Executive’s account balance would continue to be credited with notational investment earnings or losses through the date of actual distribution.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Russell A. Childs, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

For 2024, our last completed fiscal year:

●	the median of the annual total compensation of all employees of the Company (other than the CEO) was $54,700; and
●	the annual total compensation of the CEO, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $7,216,977.

Based on this information, for 2024, the ratio of the annual total compensation of Mr. Childs, the CEO, to the median of the total compensation of all employees of the Company, was 132 to 1.

Determining the Median Employee. The Company determined that, as of December 31, 2024, the employee population consisted of approximately 15,000 individuals. The employee workforce consists of full and part time employees. For purposes of measuring the compensation of the employees, the Company selected total annual cash compensation for 2024 as the most appropriate measure of compensation, which was consistently applied to all the employees included in the calculation. With respect to the total annual compensation of the “median employee,” the Company identified and calculated the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation reflected above.

Pay Versus Performance

Pay Versus Performance Table

The table below summarizes the total compensation, compensation actually paid, and other metrics used to evaluate the Named Executives’ compensation to the Company’s performance.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to (Lost by) CEO ($)	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income (Loss) ($)	Adjusted EBITDA ($)
2024	$7,216,977	$35,902,700	$2,159,112	$9,493,907	$155.47	$171.24	$322,962	$833,629
2023	$5,547,463	$20,110,631	$1,951,847	$5,667,806	$81.05	$168.12	$34,342	$731,965
2022	$3,293,971	$(917,779)	$1,200,340	$150,606	$25.63	$140.02	$72,953	$656,419
2021	$3,258,862	$5,158,789	$1,199,495	$1,698,313	$61.02	$165.47	$111,910	$785,421
2020	$3,353,359	$(204,845)	$1,074,101	$219,131	$62.59	$130.86	$(8,515)	$694,489
(b)	The amounts in this column represents the total compensation of our chief executive officer (“CEO”), Russell A. Childs, for each of the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024, as reported in the Summary Compensation Table included in the Executive Compensation section of this Proxy Statement. Mr. Childs was our principal executive officer for each of these years.
(c)	The amounts in this column represents the total compensation actually paid to (lost by) the CEO for the years indicated, adjusting the total compensation from column (b) by the amounts in the “Adjustments” table below.
(d)	The amounts in this column represents the average total compensation of our Named Executives, excluding the CEO (the “Non-CEO NEOs”), Robert J. Simmons, Wade J. Steel, Greg S. Wooley and Eric J. Woodward, for each of the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024, as reported in the Summary Compensation Table of the proxy statement filed in the applicable year.
(e)	The amounts in this column represents the average total compensation actually paid to the Non-CEO NEOs for the years indicated, adjusting the total compensation from column (d) by the amounts in the “Adjustments” table below.
(f)	The total shareholder return shows the cumulative total shareholder return on our common stock through the last day of each fiscal year reflected in the table above, assuming an initial investment of $100.00 on December 31, 2019, with dividends reinvested.
(g)	The peer group total shareholder return shows the cumulative total shareholder return of the Nasdaq Stock Market Transportation Index through the last day of each fiscal year reflected in the table above, assuming an initial investment of $100.00 on December 31, 2019, with dividends reinvested.
(h)	The amounts in this column represent the Company’s net income (loss) for the indicated years as reported in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(i)	Although we use numerous financial performance measures for the purpose of evaluating Company performance for the compensation of the Named Executives, we have determined that adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link Company performance and Named Executive compensation for the most recently completed fiscal year. The amounts in this column represent the Company’s adjusted EBITDA for the indicated years. (Adjusted EBTIDA is a non-GAAP measure. See Appendix A to this proxy statement on page 72 for a reconciliation of adjusted EBITDA for each of the fiscal years ending December 31, 2020, 2021, 2022, 2023 and 2024 to the most directly comparable financial measure for each such year prepared in accordance with GAAP.)

Relationship between Compensation Actually Paid and Performance

The graphs below compare the compensation actually paid to our CEO and the average of the compensation actually paid to our Non-CEO NEOs, with (i) our cumulative total shareholder return, (ii) our peer group total shareholder return, (iii) our net income, and (iv) our adjusted EBITDA, in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024.

Relationship between Compensation Actually Paid and Total Shareholder Return

Relationship between Compensation Actually Paid and Net Income

Relationship between Compensation Actually Paid and Adjusted EBITDA

Adjustments from Total Compensation to Compensation Actually Paid

The amounts reported in the “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid to Non-CEO NEOs” columns do not reflect the actual compensation paid to or realized by our CEO or our Non-CEO NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See the Summary Compensation Table for certain other compensation of our CEO and our Non-CEO NEOs for each applicable fiscal year and the Option Exercises and Stock Vested table for the value realized by each of them upon the vesting of stock awards during 2024.

The table below summarizes the adjustments made to the total compensation as reported in the Summary Compensation Table included in the Executive Compensation section of this Proxy Statement to determine the total actual compensation paid to the CEO and average Non-CEO NEOs for the years indicated as reported in the table above.

	2024
Adjustments To Total Compensation	CEO	Average Non-CEO NEOs
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for year indicated	$(3,167,000)	$(821,750)
Increase based on ASC 718 Fair Value of awards granted during year indicated that remain unvested as of the end of the indicated year (1)	6,567,026	1,703,261
Increase for awards granted during prior year(s) that were outstanding and unvested as of end of the indicated year, determined based on change in ASC 718 Fair Value from the end of the prior year to the end of the indicated year (1)	15,040,595	3,838,600
Increase for awards granted during a prior year that vested during the indicated year, determined based on change in ASC 718 Fair Value from the end of the prior year to the vesting date (2)	10,245,102	2,614,684
Total adjustments	$28,685,723	$7,334,795
(1)	The fair value of the unvested performance share awards at the end of each fiscal year reflected in the table above is determined using the Company’s estimated achievement of the performance objectives at the end of the indicated year. The Company’s assumption for each of the performance share grants in the year indicated is shown in the table below.

	Performance Period
Performance Share Performance Assumptions	2023	2024	2025	2026
2024 Performance Share Grant	—	200%	100%	100%
2023 Performance Share Grant	250%	250%	100%	—
(2)	The fair value of the vested awards is determined by multiplying the number of shares vested by the share price on the date of vesting.

Financial Performance Measures

The Company considers the financial performance measures in the table below to be the most important financial performance measures used to link compensation actually paid to the Named Executives to company performance for the 2024 year.

Financial Performance Measures
Adjusted EBITDA
Free Cash Flow
Adjusted Pre-Tax Earnings

Each of these financial performance measures is a non-GAAP measure. Adjusted EBITDA is the Company’s operating income under GAAP, excluding: depreciation expense, the impact of the recognition or reversal of deferred revenue and unbilled revenue, non-cash impairment charges, early lease termination charges and other special, non-recurring items. Free cash flow is defined as adjusted EBIDTA less non-aircraft capital expenditures. Adjusted pre-tax earnings (loss) is GAAP pre-tax earnings excluding the impact of the recognition or reversal of deferred revenue on fixed cash payments received under capacity purchase agreements, unbilled revenue and other unusual non-recurring items. See Appendix A to this proxy statement on page 72 for a reconciliation of the Company’s adjusted EBITDA, adjusted pre-tax earnings and free cash flow to the most directly comparable financial measure prepared in accordance with GAAP.

For additional details regarding our most important financial performance measures, please see the sections titled “Annual Cash Incentive” and “Long-Term Incentive Awards” in our Compensation Discussion and Analysis elsewhere in this Proxy Statement.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of its directors.

Cash Compensation Paid to Directors

For the year ended December 31, 2024, all directors who were not employees of the Company received an annual cash retainer of $100,000. Payments are pro-rated for directors who serve on the Board for only a portion of the year. Similarly, payments to Directors are pro-rated for changes in committee assignments during the year. The Chair of the Audit Committee was paid an annual fee of $20,000, the Chair of the Compensation Committee was paid an annual fee of $15,000, the Chair of Nominating and Corporate Governance Committee was paid an annual fee of $10,000, the Chair of the Safety and Compliance Committee was paid an annual fee of $10,000. The members of the Audit Committee were paid an annualized fee of $4,000 for the first half of 2024 and $10,000 for the second half of 2024, members of the Compensation Committee did not receive a fee in the first half of 2024 and were paid an annualized fee of $7,500 for the second half of 2024, members of the Nominating and Corporate Governance Committee did not receive a fee in the first half of 2024 and were paid an annualized fee of $5,000 for the second half of 2024, and members of the Safety and Compliance Committee did not receive a fee in the first half of 2024 and were paid an annualized fee of $5,000 for the second half of 2024. The Board Chair was paid an annual fee of $100,000. Russell A. Childs, who is a director and an employee of the Company, received no compensation for his service on the Board.

Stock Awards

Each non-employee director receives a stock award annually, the value of which is determined annually by the Board. In February 2024, the Board determined to change the timing of the annual director stock award grant to align with the annual shareholder meeting. Prior to this change, the annual director awards were granted in February of each year. To facilitate this transition, the stock awards granted to the non-employee members of our Board in February 2024 reflect the annual stock award value for 2024 as determined by the Board and for the first two quarters of 2025 for the directors that were expected to serve on the Board through May 2025. On February 6, 2024, each of the non-employee directors received an award of 2,632 vested shares of Common Stock, representing approximately $156,700 of value based on the stock price as of the date of such award with the exception of Ms. Conjeevaram who elected to receive her shares as restricted stock units, Mr. Atkin and Mr. Roberts who did not stand for re-election at the 2024 annual meeting and Mr. Leathers who was appointed to the Board in May 2024. Messrs. Atkin and Roberts each received an award of 1,053 vested shares, representing approximately $62,700 of value based on the stock price as of the date of the award. On the date of his election to the Board, Mr. Leathers received an award of 1,545 vested shares, representing approximately $118,300 of value based on the stock price as of the date of the award. The Company did not grant stock options to its non-employee directors in 2024.

Deferred Compensation Plan for Non-Employee Directors

Under the Deferred Compensation Plan for Non-Employee Directors, non-employee directors may elect to defer payment of all or a portion of their cash compensation and stock awards granted for their service as a director.

Deferred cash compensation is credited to an account in the form of deferred stock units (“DSUs”) equal to a number of DSUs determined by dividing (i) the portion of cash compensation deferred, by (ii) the fair market value of a share of common stock on the date the cash compensation would otherwise have been paid, rounded down to the nearest whole DSU. No fractional DSU will be credited and unused cash attributable to a fractional DSU will be refunded. Each DSU that relates to deferred cash compensation is fully vested. Deferred stock awards are credited to an account in an equal amount of DSUs. The DSUs are subject to the same vesting or other forfeiture restrictions that would have otherwise applied to such stock awards. The DSUs that relate to deferred cash compensation or deferred stock awards shall be settled in the form of shares of common stock in a lump sum on the earliest to occur of: (i) 90 days following the director’s separation from service with the Company, (ii) immediately prior to, on or within 30 days following a change in control, (iii) 90 days following the director’s disability, or (iv) upon the director’s death.

Ms. Conjeevaram was the only director who elected to participate in the Deferred Compensation Plan for Non-Employee Directors during 2024, electing to defer the restricted stock units granted to her in February 2024 into DSUs.

Share Ownership Guidelines

The Company maintains ownership guidelines for the directors to encourage the alignment of their interests with the long-term interests of the Company’s shareholders. Each director is required to maintain a minimum ownership interest in the Company. The guideline ownership level is a number of shares of Common Stock having a value equal to at least five times the cash component of the annual base compensation for each director. Each director met the ownership guidelines at December 31, 2024, with the exception of Mr. Leathers, who was appointed as a director on May 7, 2024. The holdings of the directors are summarized in the table entitled “Security Ownership of Certain Beneficial Owners” below.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by the Company to its non-employee directors for the year ended December 31, 2024.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
				Change in
				Pension Value
				and Deferred
	Fees Earned or			Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
Name (1)	($)	($)(2)	($)	($)	($)	($)
Jerry C. Atkin	$100,000	$62,700	—	—	—	$162,700
Smita Conjeevaram	$117,875	$156,700	—	—	—	$274,575
Derek J. Leathers	$80,000	$118,300	—	—	—	$198,300
Meredith S. Madden	$120,375	$156,700	—	—	—	$277,075
Ronald J. Mittelstaedt	$133,125	$156,700	—	—	—	$289,825
Andrew C. Roberts	$61,625	$62,700	—	—	—	$124,325
Keith E. Smith	$141,875	$156,700	—	—	—	$298,575
James L. Welch	$174,750	$156,700	—	—	—	$331,450
(1)	Russell A. Childs, the CEO, President and a director of the Company, is not included in the foregoing table as he was an employee of the Company during 2024 and received no financial remuneration for his service as a director.
(2)	Represents the aggregate grant date fair market values of awards as computed under ASC Topic 718. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2024, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. All such equity awards are fully vested and none of our non-employee directors holds, or as of December 31, 2024 held any unvested equity awards, and Ms. Conjeevaram held 2,632 DSUs (all of which were fully vested).
(3)	Messrs. Atkins and Roberts, who did not stand for election at the 2024 Annual Meeting, served as directors for a portion of 2024, and their compensation was adjusted accordingly.
(4)	Mr. Leathers, who was elected to the Board at the 2024 Annual Meeting, served as a director for a portion of 2024, and his compensation was adjusted accordingly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Since the beginning of the year ended December 31, 2024 through the date of this Proxy Statement, the Company did not have any transactions with related parties that required disclosure.

Review and Approval of Transactions with Related Parties

The Company believes that transactions between the Company and its directors and executive officers, or between the Company and persons related to directors and executive officers of the Company, present a heightened risk of creating or appearing to create a conflict of interest. Accordingly, the Company has adopted a policy regarding related-party transactions that has been approved by the Board and incorporated into the Charter of the Audit Committee. The policy provides that the Audit Committee will review all transactions between the Company and related persons (as defined in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission) for potential conflicts of interest. Under the Company’s policy, all transactions between the Company and related persons are required to be submitted to the Audit Committee for approval prior to the Company’s entry or participation in such transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of the Common Stock as of March 6, 2025, for each director and nominee for director, each Named Executive, and by all directors (including nominees) and executive officers of the Company as a group. In computing the number and percentage of shares beneficially owned by each person, the table includes any shares that the beneficial owner has the right to acquire within 60 days of March 6, 2025.

Name	Number of Shares of Common Stock Beneficially Owned	Beneficial Ownership Percentage (1)
Russell A. Childs	224,930	(2)
Robert J. Simmons	59,681	(2)
Wade J. Steel	56,345	(2)
Greg S. Wooley	16,196	(2)
Eric J. Woodward	27,447	(2)
Smita Conjeevaram	10,644	(2)
Derek J. Leathers	1,545	(2)
Meredith S. Madden	28,832	(2)
Ronald J. Mittelstaedt	11,283	(2)
Keith E. Smith	21,283	(2)
James L. Welch	46,462	(2)
All officers and directors (including nominees) as a group (11 persons)	504,648	1.2%
(1)	Based on 40,621,774 shares outstanding as of March 6, 2025.
(2)	Less than one percent of the total shares outstanding as of March 6, 2025.

Security Ownership of Other Beneficial Owners

As of March 6, 2025, except to the extent indicated otherwise in the footnotes, the Company’s records and other information available from outside sources indicated that the following shareholders were beneficial owners of more than five percent of the outstanding shares of Common Stock. The information following is as reported in filings with the Securities and Exchange Commission. The Company is not aware of any other beneficial owner of more than five percent of the Common Stock.

	Amount of
	Beneficial Ownership
	Common Stock
Name	Shares		Percent of Class
BlackRock, Inc.	6,522,531	(1)	16.1%
50 Hudson Yards
New York, NY 10001
The Vanguard Group	4,912,802	(2)	12.1%
100 Vanguard Blvd
Malvern, PA 19355
Dimensional Fund Advisors LP	3,448,284	(3)	8.5%
6300 Bee Cave Road, Building One
Austin, TX 78746
(1)	Based on a Schedule 13G/A filed on January 22, 2024 by BlackRock, Inc., which stated therein that it has sole voting power over 6,440,277 shares and sole dispositive power over 6,522,531 shares as of December 29, 2023.

(2)	Based on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group, Inc., which stated therein that it has shared voting power over 35,742 shares, sole dispositive power over 4,854,945 shares and shared dispositive power over 57,857 shares as of December 29, 2023.
(3)	Based on a Schedule 13G/A filed on February 9, 2024 by Dimensional Fund Advisors LP, which stated therein that it has sole voting power over 3,400,309 shares and sole dispositive power over 3,448,284 shares as of December 29, 2023.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information regarding the Company’s equity compensation plans as of December 31, 2024.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	941,729	$—	3,691,515	(2)
(1)	Consists of the Company’s SkyWest Inc. Amended and Restated 2019 Long-Term Incentive Plan and the Employee Stock Purchase Plan. Performance awards are included at “target” levels. As of December 31, 2024, there were no outstanding stock options.
(2)	Includes 240,866 shares remaining available for future issuance under the Employee Stock Purchase Plan, of which 13,593 were eligible to be purchased during the purchase period in effect on December 31, 2024.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION

Background

Section 14A of the Exchange Act, which was enacted pursuant to the Dodd Frank Wall Street Reform and Consumer Protection Act, requires that the Company provide its shareholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the Named Executives (referred to as a “Say-on-Pay” proposal) as disclosed in this Proxy Statement.

Accordingly, the following resolution will be submitted to the Company’s shareholders for approval at the Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Executive Compensation table and the other related tables and disclosure.”

As described in detail under the heading “Compensation Discussion and Analysis,” the Board believes the Company’s compensation of the Named Executives achieves the primary goals of (i) attracting and retaining experienced, well-qualified executives capable of implementing the Company’s strategic and operational objectives, (ii) aligning management compensation with the creation of shareholder value on an annual and long term basis, and (iii) linking a substantial portion of the Named Executives’ compensation with long term Company performance and the achievement of pre-determined goals, while at the same time avoiding the encouragement of unnecessary or excessive risk taking. The Board encourages you to review in detail the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement and the executive compensation tables beginning on page 42 of this Proxy Statement. In light of the information set forth in such sections of this Proxy Statement, the Board believes the compensation of the Named Executives for the fiscal year ended December 31, 2024, was fair and reasonable and that the Company’s compensation programs and practices are in the best interests of the Company and its shareholders.

The vote on this Say-on-Pay resolution is not intended to address any specific element of compensation; rather, the vote relates to all aspects of the compensation of the Named Executives, as described in this Proxy Statement. While this vote is only advisory in nature, which means that the vote is not binding on the Company, the Board and the Compensation Committee (which is composed solely of independent directors), value the opinion of the Company’s shareholders and will consider the outcome of the vote when addressing future compensation arrangements.

Voting

Assuming a quorum is present at the Meeting, approval of Proposal 2 (on a non-binding, advisory basis) requires that the number of votes cast at the Meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

The Board Recommends that Shareholders Vote FOR Approval of the Compensation of the Named Executives, as disclosed in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Following an evaluation by the Audit Committee and by the Company’s management of the performance of Ernst & Young LLP during the prior fiscal year, the Audit Committee has recommended and approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for the year ending December 31, 2025. The Company is seeking shareholder ratification of such action.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company.

It is expected that representatives of Ernst & Young LLP will attend the Meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Voting

Assuming a quorum is present at the Meeting, approval of Proposal 3 requires that the number of votes cast at the Meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

The Board Recommends that Shareholders Vote FOR the Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2025.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table represents aggregate fees billed to us for services related to the years ended December 31, 2024 and 2023, by Ernst & Young LLP (“EY”):

	Year Ended December 31,
	2024	2023
Audit Fees (1)	$1,550,057	$1,441,792
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,550,057	$1,441,792

(1)	Audit Fees consist of fees and related expenses for the annual audit of the Company’s financial statements, including the integrated audit of internal control over financial reporting and the quarterly reviews of the Company’s financial statements included in its Quarterly Reports on Form 10-Q.

Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee shall pre-approve all external audit services, internal control-related services and permissible non-audit services (including the fees and terms thereof), subject to certain specified exceptions. The Audit Committee has also adopted a policy regarding the retention of the independent registered public accounting firm that requires pre-approval of all of its services by the Audit Committee or the Chair of the Audit Committee. When services are pre-approved by the Chair of the Audit Committee, notice of such approval is given to the other members of the Audit Committee and presented to the full Audit Committee for ratification at its next scheduled meeting. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the auditors. All of the services listed above were pre-approved by the Audit Committee in accordance with this policy.

REPORT OF THE AUDIT COMMITTEE

Management of the Company has primary responsibility for the Company’s financial statements and internal control over the Company’s financial reporting. EY, the Company’s independent registered public accounting firm, has responsibility for the integrated audit of the Company’s financial statements and internal control over financial reporting. It is the responsibility of the Audit Committee to oversee financial and control matters, among other responsibilities fulfilled by the Audit Committee under its charter. The Audit Committee meets regularly with representatives of EY and Protiviti, Inc. (“Protiviti”), the Company’s principal internal auditor, without the presence of management, to ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to the Company.

At its meetings during the year ended December 31, 2024, the Audit Committee reviewed and discussed the following topics, among other matters: financial performance; financial reporting practices; quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations; cybersecurity matters and risks and information technology controls; enterprise risk management and risk assessment; legal and regulatory issues; accounting and financial management issues; critical accounting policies and critical audit matters; accounting standards; airline industry matters; and a summary of calls received on the Company’s anonymous whistleblower hotline. The Audit Committee held separate executive sessions regularly with representatives of EY, Protiviti and the Company’s legal counsel, during which the following topics, among other matters, were discussed: financial management, accounting, internal controls, finance and accounting staffing, legal matters and compliance issues. The Audit Committee also regularly reviewed with its outside advisors material developments in the law and accounting literature that could be pertinent to the Company’s financial reporting practices.

In addition, the Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report, and also reviewed the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the year ended December 31, 2024, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of any such deficiencies.

In connection with the financial statements for the year ended December 31, 2024, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management;
(2)	discussed with EY, the Company’s independent registered public accounting firm, the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission; and
(3)	received the written disclosures and letter from EY regarding the auditors’ independence required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board at the February 4, 2025 meeting of the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission. The Board approved this inclusion.

The Audit Committee

Keith E. Smith, Chair

Smita Conjeevaram

Derek J. Leathers

Ronald J. Mittelstaedt

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of SkyWest, Inc., except to the extent that SkyWest, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

PROPOSAL 4

SHAREHOLDER PROPOSAL REGARDING

COLLECTIVE BARGAINING POLICY

Background

As You Sow, on behalf of LongView 600 Small Cap Index Fund, a shareholder of the company, has advised the Company that it intends to present the following proposal at the Meeting. The Company will provide the address of the shareholder and the number of the Company’s securities that the shareholder owns promptly upon request. If the shareholder or its qualified representative is present at the Meeting and properly submits the shareholder proposal for a vote, then the proposal will be voted on at the Meeting. In accordance with federal securities laws, the proposal is presented below as submitted to the Company and is quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

For the reasons set forth in the Board’s Statement in Opposition, which follows the shareholder proposal, the Board unanimously recommends that shareholders vote AGAINST the proposal.

Shareholder Proposal

WHEREAS: Freedom of association and collective bargaining are fundamental human rights under internationally recognized human rights frameworks. According to the International Labour Organization (ILO), “Freedom of association refers to the right of workers ... to create and join organizations of their choice freely and without fear of reprisal or interference.”1

The United States has seen a “revival of union power” leading to significant changes in employee contracts in multiple industries.2 A Gallup poll found that 70 percent of Americans approve of unions, their highest approval rating in 60 years.3 In line with this, several companies, including Southwest Airlines, United Airlines, American Airlines, and JetBlue, have taken meaningful steps to strengthen their policies and practices.

Should SkyWest’s brand be linked to anti-union rhetoric or practices, it risks losing customers. Moreover, the presence of unions has been positively correlated with low turnover, improved diversity, investment in training, and reduced legal and regulatory violations.4 Conversely, companies that actively oppose unionization experience declines in productivity relative to those that are less opposed; “the overall negative effects are driven by manager’s or owner’s dislike of working with unions rather than economic costs of unions.”5

The Association of Flight Attendants-CWA has filed a federal lawsuit alleging that SkyWest funds an internal employee association, the SkyWest Inflight Association (SIA), intended to replace independent unionization.6 SkyWest is alleged to have retaliated against employees seeking independent union representation and interfered with employees’ choice of union representatives, in violation of the Railway Labor Act.7 The United States Department of Labor (DOL) is also seeking a declaration that SIA elections are void.8

SkyWest representatives have stated that, “SkyWest Airlines and SIA are separate organizations,” while the former president of SIA, Romero Malone, has stated “There is utterly no separation between management and the labor union, from the pay to the voter operating system.”9

Given this inconsistency, the Non-Interference Policy requested would provide investors with greater confidence that SkyWest is appropriately managing its relationship to labor.

RESOLVED: Shareholders request the Board adopt and disclose a Non-Interference Policy upholding the rights to freedom of association and collective bargaining in its operations, as reflected in the International Labour Organization’s Declaration on Fundamental Principles and Rights at Work.

SUPPORTING STATEMENT: The Policy should contain commitments to:

●	Non-interference when employees exercise their right to form or join a trade union, including prohibiting SkyWest from undermining this right or pressuring employees seeking to form or join a company-hosted organization intended to represent employees;

●	Good faith and timely collective bargaining if employees form or join a trade union;

●	Where national or local law is silent or differs from international human rights standards, following the higher standard; and

●	Processes to identify, prevent, account for, and remedy any practices that violate or are inconsistent with the Policy.

__________________

1	https://www.ilo.org/actrav/events/WCMS_315488/lang--en/index.htm
2	https://hbr.org/2023/10/are-we-seeing-a-revival-of-union-power
3	https://www.afge.org/article/new-gallup-poll-70-of-americans-approve-of-labor-unions/
4	https://www.workerscapital.org/our-resources/shared-prosperity-the-investor-case-for-freedom-of-association-and-collective-bargaining/
5	https://www.census.gov/content/dam/Census/newsroom/press-kits/2023/assa/unionization-employer-opposition-preview.pdf, p.3
6	https://www.afacwa.org/skywest_management_illegal_retaliation
7	https://airlinegeeks.com/2024/08/15/lawsuit-against-skywest-and-its-labor-group-takes-new-turn/#
8	https://static1.squarespace.com/static/626843bda1232f0ba9616158/t/669575a7d220842bbdbde555/1721071016301/DOL+Lawsuit+Against+SkyWest+Inflight+Association+7+15+24.pdf
9	https://www.theguardian.com/us-news/article/2024/aug/14/skywest-airlines-fake-union-lawsuit

STATEMENT IN OPPOSITION

The Board of Directors has considered this proposal and believes its adoption would be detrimental to the interests of the Company, our people, and our shareholders. The proponent submitted substantially the same proposal at SkyWest’s 2024 annual meeting of shareholders, citing an AFA lawsuit, claiming SkyWest “retaliated against employees seeking independent union representation.” Since the filing of this lawsuit, these employees were indicted and charged with felony Computer Attack and Possession of Another’s Identification Documents. It was the criminal acts of these employees, not their union organizing activities, which was the basis for their termination. Our shareholders did not approve this proposal last year, and we encourage shareholders to do the same this year. For these reasons and for the reasons set forth below, the Board of Directors again recommends that shareholders vote AGAINST the proposal.

This proposal is unnecessary because SkyWest already follows a policy of non-interference, which is not only required by U.S. law under the Railway Labor Act (RLA), but also is the best business practice.

Simply stated, the proposal asks the Company to do something that it is already doing – and which is required by law – which is to allow our employees to decide how they will collectively negotiate with the Company. The RLA guarantees the rights of airline employees to organize and bargain collectively with their employers and prohibits airline employers from interfering in organizing activities. SkyWest has conducted, and will continue to conduct, its business in accordance with the RLA.

SkyWest culture is firmly rooted in taking care of our people, as is evidenced by our ongoing investments in our people far beyond other regional carriers.

SkyWest provides the best total compensation in the regional airline industry. Together with our people, SkyWest has created an environment of top wages, best-in-class work rules, the unmatched ability to work from one of 20 crew bases, profit sharing, unrivaled travel and other benefits, as well as the opportunity for both personal and professional growth. Moreover, SkyWest crewmembers enjoy working on the newest and largest fleet of dual-class aircraft in the regional airline industry.

Additionally, SkyWest has worked with every major operational workgroup in recent years, including our pilots, flight attendants and mechanics, to secure significant increases in each of their pay scales and bonuses. For example, SkyWest provided a 35% increase in starting pay for our flight attendants in 2023.

SkyWest puts our people first. During the pandemic, SkyWest acted quickly to protect jobs and avoid furloughs. While union contracts at other airlines forced competitors to deal with the downturn through furloughs, SkyWest had the unique opportunity to work quickly with our people to lead the industry with innovative, voluntary and flexible programs to protect jobs – well ahead of any government aid.

Despite operating a mere fraction of its flights amidst a nation of nearly vacant airports, SkyWest did not furlough a single crewmember or mechanic. In fact, SkyWest has never furloughed a crewmember or mechanic in its 53 years of operations.

SkyWest openly communicates with – and listens to – our employees. SkyWest believes that our people are our competitive advantage, and that our positive working relationship with each of our operational workgroups benefits both the Company and our people. SkyWest’s culture enables open and honest communication, facilitates timely and direct negotiation, and provides employees with unparalleled avenues for direct input to management – both individually and collectively. This has resulted in SkyWest employees receiving the top pay and best work rules in the regional airline industry.

SkyWest’s “people-first” culture has been widely recognized. SkyWest is widely recognized as a top-performing airline and has been recognized as one of America’s Greatest Workplaces for Diversity and America’s Greatest Workplaces for Women by Newsweek, one of America’s Best Midsize Companies by TIME Magazine and Statista, a Great Place to Work ® and has been named to Forbes America’s Best Large Employers list. SkyWest is also recognized as a great place to work by its employees, whose reviews and feedback have placed SkyWest on Glassdoor’s Best Places to Work.

The proposal could be detrimental to SkyWest’s relationship with its employees.

SkyWest has always respected our employees’ choices and encouraged honest, transparent, and respectful dialogue. SkyWest’s existing policies protect the rights of our workers. These policies include, but are not limited to, a “no retaliation” policy against any employee who reports a suspected violation of law or policy, including harassment or discrimination. Our existing policies and current collaborative model have secured the highest compensation and best work rules in the regional industry for SkyWest people.

The policy that the proponent is asking the Company to adopt would require that SkyWest voluntarily waive its legal rights under the RLA and deprive employees of the opportunity to learn the facts about third-party representation and its impact on SkyWest’s positive relationship with our people. Requiring SkyWest to disengage from a matter as important as union representation would, in essence, allow an outside entity to drastically change the culture we have worked together with our people to build. SkyWest has always been committed to the rights of its employees to make an informed decision regarding union representation. However, the policy required by this proposal would negatively impact SkyWest’s positive relationship with our people by stifling communication between the Company and the very employees that the policy seeks to protect.

Further, the proponent’s supporting statement implies SkyWest’s brand and relationship with its employees are at risk without the adoption of this policy. To the contrary, the proposal is asking the Company to allow third parties to drastically change the culture of SkyWest. The greater risk to the Company would be the disruption of that culture that is firmly grounded in open and honest dialogue with its employees.

Together with our people, SkyWest has created a positive and constructive environment with top compensation, best-in-class work rules, and opportunity for both personal and professional growth for employees. SkyWest believes that our track record of positively working with our employees, best-in-industry practices and overall employee satisfaction are the direct result of its current, collaborative, open-door culture. In the highly competitive industry in which we operate, it is as important as ever to take care of our people. Efforts to derail these practices by stifling the Company’s communications with our employees would be counterproductive.

The Board Recommends that Shareholders Vote AGAINST the Shareholder Proposal.

SHAREHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the Company’s 2026 Annual Meeting of Shareholders, the proposal must be in proper form (per Securities and Exchange Commission Regulation 14A, Rule 14a-8—Shareholder Proposals) and received by the Chief Financial Officer of the Company on or before November 25, 2025. Shareholder proposals to be presented at the 2026 Annual Meeting of Shareholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than February 5, 2026, and no later than February 25, 2026, in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws. In addition to satisfying the foregoing requirements under the Company’s Amended and Restated Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 7, 2026. The Company intends to file a proxy statement and white proxy card with the Securities and Exchange Commission in connection with its solicitation of proxies for the Company’s 2026 Annual Meeting of Shareholders.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In instances in which multiple holders of the Common Stock share a common address and are the beneficial owners, but not the record holders, of those shares of Common Stock, the holders’ banks, brokers or other nominees may only deliver one copy of this Proxy Statement and the Company’s 2024 Annual Report to Shareholders, unless the applicable bank, broker or nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written request, a separate copy of this Proxy Statement and the Company’s 2024 Annual Report to Shareholders to any shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this Proxy Statement and the Company’s 2024 Annual Report to Shareholders should submit a request in writing to Robert J. Simmons, Chief Financial Officer of the Company, 444 South River Road, St. George, Utah 84790, Telephone: (435) 634-3200. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Meeting. However, if any other matters should be properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

Robert J. Simmons

Chief Financial Officer

St. George, Utah

March 25, 2025

APPENDIX A

TO

PROXY STATEMENT

Reconciliation of Non-GAAP Financial Measures

The non-GAAP information presented in this proxy statement should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company’s business without regard to these items.

Reconciliation to Adjusted Pre-Tax Earnings (Unaudited)

(in thousands)

Year Ended December 31, 2024

GAAP pre-tax earnings	$432,143
Revenue deferred (recognized) (1)	(37,037)
Increase in unbilled revenue (1)	(7,871)
Adjusted pre-tax earnings	$387,235
(1)	These adjustments allow investors to better understand and analyze our recurring core performance in the periods presented. These items were not contemplated during the goal setting process for the purpose of the annual cash incentives. These adjustments were also applied to the SkyWest Airlines GAAP pre-tax earnings for the purpose of the annual cash incentives.

Reconciliation to Adjusted EBITDA (Unaudited)

(in thousands)

	Year Ended December 31,
	2024	2023	2022	2021	2020
GAAP operating income	$494,657	$104,069	$181,162	$275,867	$108,802
Depreciation and amortization	383,880	383,115	394,552	440,198	474,959
Revenue deferred (recognized) (1)	(37,037)	229,862	40,812	(6,832)	110,728
Unbilled revenue decrease (increase) (1)	(7,871)	12,601	(11,491)	(8,404)	—
Non-cash impairment charges (2)	—	2,318	51,384	84,592	—
Adjusted EBITDA	$833,629	$731,965	$656,419	$785,421	$694,489

(1)	These adjustments allow investors to better understand and analyze our recurring core performance in the periods presented. These items were not contemplated during the goal setting process.
(2)	These adjustments allow investors to better understand and analyze our recurring core performance in the periods presented. These items were not contemplated during the goal setting process.

Reconciliation to Free Cash Flow (Unaudited)

(in thousands)

Year Ended December 31, 2024
Adjusted EBITDA	$833,629
Non- aircraft capital expenditures	(182,273)
Free cash flow	$651,356

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V63215-P26477 1a. James L. Welch 1b. Russell A. Childs 1c. Smita Conjeevaram 1d. Derek J. Leathers 1e. Meredith S. Madden 1f. Ronald J. Mittelstaedt 1g. Keith E. Smith For Against Abstain For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! SkyWest's Board of Directors recommends a vote FOR proposals 2 and 3. SkyWest's Board of Directors recommends a vote AGAINST proposal 4. NOTE: Also includes authorization to vote upon such other business as may properly come before the meeting or any adjournment thereof. 2. To approve, on an advisory basis, the compensation of the Company's named executive officers. 3. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm. SKYWEST, INC. 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: 4. A shareholder proposal regarding collective bargaining policy. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. SCAN TO VIEW MATERIALS & VOTEw SKYWEST, INC. ATTN: ROBERT J. SIMMONS 444 SOUTH RIVER ROAD ST. GEORGE, UT 84790 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 9:59 P.M. MDT on May 5, 2025 for shares held directly and by 9:59 P.M. MDT on May 1, 2025 for shares held in the Company's 401K Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SKYW2025 You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 9:59 P.M. MDT on May 5, 2025 for shares held directly and by 9:59 P.M. MDT on May 1, 2025 for shares held in the Company's 401K Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V63216-P26477 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SKYWEST, INC. The undersigned hereby appoints Russell A. Childs and Robert J. Simmons and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of SkyWest, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held exclusively online at 10:00 a.m., MDT on May 6, 2025 at www.virtualshareholdermeeting.com/SKYW2025, and any adjournment thereof, with all powers which the undersigned would possess if in attendance at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND AGAINST PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side